SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             BILLING CONCEPTS CORP.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                                         [BILLING CONCEPTS LOGO]




February 4, 2000



Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2000 Annual Meeting of the Stockholders of Billing Concepts Corp. The Annual Meeting will be held Wednesday, March 22, 2000, at 9:30 a.m. at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas. The formal Notice of the Annual Meeting is included in the enclosed material.

The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on the operations of Billing Concepts Corp.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

We appreciate your investment in Billing Concepts Corp. and urge you to return your proxy card as soon as possible.

Sincerely,


/s/ PARRIS H. HOLMES, JR.
Parris H. Holmes, Jr.
Chairman of the Board
and Chief Executive Officer

                             BILLING CONCEPTS CORP.
                        7411 JOHN SMITH DRIVE, SUITE 200
                          SAN ANTONIO, TEXAS 78229-4898


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Billing Concepts Corp. (the "Company") will be held on Wednesday, March 22, 2000, at 9:30 a.m., Central Time, at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas, for the purpose of considering and voting upon the following:

        (1) A proposal to elect two (2) directors to hold office until the 2003 Annual Meeting of Stockholders;

        (2) A proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending September 30, 2000; and

        (3) To consider and act upon any other matter that may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors of the Company is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.


        Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

        The Board of Directors of the Company has fixed the close of business on January 24, 2000, as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the Annual Meeting during this time. The list also will be produced at the time and place of the Annual Meeting and will be open during the whole time thereof.


                                             By Order of the Board of Directors,



                                             W. AUDIE LONG
                                             CORPORATE SECRETARY

San Antonio, Texas
February 4, 2000


                           --------------------------


                                    IMPORTANT

        YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                             BILLING CONCEPTS CORP.
                        7411 JOHN SMITH DRIVE, SUITE 200
                          SAN ANTONIO, TEXAS 78229-4898

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 22, 2000

GENERAL INFORMATION

        This Proxy Statement and the accompanying proxy are furnished to the stockholders of Billing Concepts Corp., a Delaware corporation (the "Company" or "Billing"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, March 22, 2000, at 9:30 a.m., Central Time, at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Annual Meeting will be voted.

        The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $0.01 par value (the "Common Stock"). At the close of business on January 24, 2000 (the "Record Date"), there were outstanding and entitled to vote 38,540,957 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Amended and Restated Certificate of Incorporation, as amended, does not permit cumulative voting in the election of directors.

        The Summary Annual Report to Stockholders for the year ended September 30, 1999 has been or is being furnished with this Proxy Statement, which is being mailed on or about February 4, 2000, to the holders of record of Common Stock on the Record Date. The Summary Annual Report to Stockholders and the Appendix hereto do not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

        Properly executed proxies received in time for the Annual Meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the nominees for director named herein and for ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company's executive offices at any time before the shares represented by the proxy are voted at the Annual Meeting. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 7411 John Smith Drive, Suite 200, San Antonio, Texas 78229-4898.

        The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the directors, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants and any other matters that may properly come before the Annual Meeting or any adjournment thereof.

        Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

        The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has elected to retain the services of D. F. King & Co., Inc. for the purpose of soliciting proxies to be voted at the Annual Meeting at an estimated cost of $4,500, plus out-of-pocket expenses.


                            OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of the dates indicated, certain information with respect to the Common Stock beneficially owned by persons who are known to the Company to be the beneficial owners of more than five percent (5%) of the Common Stock. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                               AMOUNT AND NATURE
                                                 OF BENEFICIAL
     NAME AND ADDRESS                              OWNERSHIP            PERCENT
     ----------------                          -----------------        -------
     Larry A. Davis                               2,469,359(1)            6.4%
     Five Gibbs Circle
     Albany, New York 12204

     Edgemont Asset Management                    2,423,300(2)            6.3%
     140 East 45th Street, 43rd Floor
     New York, New York  10017

     Westport Asset Management                    2,392,900(3)            6.2%
     53 Riverside Avenue
     Westport, Connecticut  06880

     Merrill Lynch Asset Management               2,130,194(3)            5.5%
     800 Scudders Mill Road
     Plainsboro, New Jersey  08536

     Becker Capital Management, Inc.              2,027,500(3)            5.3%
     1211 Southwest Fifth Avenue, Suite 2185
     Portland, Oregon  97204

-----------------------------------

(1) Based on record ownership as of December 31, 1999 and a total of 38,540,557 shares of Common Stock issued and outstanding on December 31, 1999.

(2) Based on information provided by The Nasdaq Stock Market, Inc. for record ownership as of June 30, 1999 (the most recent date for which information is available to the Company) and a total of 38,540,557 shares of Common Stock issued and outstanding on December 31, 1999.

(3) Based on information provided by The Nasdaq Stock Market, Inc. for record ownership as of September 30, 1999 (the most recent date for which information is available to the Company) and a total of 38,540,557 shares of Common Stock issued and outstanding on December 31, 1999.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of January 20, 2000, certain information with respect to the Company's Common Stock beneficially owned by each of its directors and nominees for director, each person who served as a director during fiscal 1999, each executive officer named in the Summary Compensation Table and all of its current directors and executive officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                     AMOUNT AND NATURE
                                       OF BENEFICIAL
        NAME                            OWNERSHIP(1)        PERCENT  OF CLASS(2)
     ----------                      -----------------      --------------------
     Parris H. Holmes, Jr.              1,092,203(3)                 2.8%
     William H. Cunningham(4)                   0                      *
     Larry A. Davis(5)                  2,469,359                    6.4%
     Alan W. Saltzman(6)                  828,476(7)                 2.1%
     Kelly E. Simmons(8)                  644,628(9)                 1.6%
     W. Audie Long                        320,250(10)                  *
     Paul L. Gehri                         99,696(11)                  *
     Michael A. Harrelson               1,161,667(12)                3.0%
     Lee Cooke                            126,460(13)                  *
     Thomas G. Loeffler                   103,000(14)                  *
     James E. Sowell                      208,000(15)                  *
     All executive officers             5,700,856(16)               14.1%
       and directors as a
       group (12 persons,
       including the executive
       officers and directors
       listed above)

---------------------------
* Represents less than 1% of the issued and outstanding shares of Common Stock.

(1) Information with respect to beneficial ownership is based upon information furnished by each director or officer of the Company or contained in filings made with the Commission. With the exception of shares which may be acquired by employees pursuant to the Employee Stock Purchase Plan and/or the 401(k) Retirement Plan, the amount of beneficial ownership includes shares subject to acquisition within 60 days by such person or group.
(2) Based on a total of 38,540,957 shares of Common Stock issued and outstanding on January 20, 2000.
(3) Includes 672,500 shares that Mr. Holmes has the right to acquire upon the exercise of stock options, exercisable within 60 days, 636 shares that Mr. Holmes held in his 401(k) Retirement Plan account and 9,067 shares that Mr. Holmes held in his Employee Stock Purchase Plan account at January 20, 2000.
(4)     Dr. Cunningham was elected to the Board of Directors on January 19,
        2000.
(5) Mr. Davis resigned as a member of the Board of Directors of the Company on January 19, 2000 and continues to serve as Senior Vice President and as Technical Advisor to the Board of Directors of the Company.
(6) Mr. Saltzman resigned as an officer and member of the Boards of Directors of the Company and its wholly owned subsidiaries on September 1, 1999.
(7) Includes 600,000 shares that Mr. Saltzman has the right to acquire upon exercise of stock options, exercisable within 60 days, 10,009 shares that Mr. Saltzman held in his 401(k) Retirement Plan account, 9,067 shares that Mr. Saltzman held in his Employee Stock Purchase Plan account and a total of 1,400 shares held in individual retirement accounts for Mr. Saltzman and his wife at January 20, 2000.
(8) Mr. Simmons resigned as an officer of the Company and its subsidiaries on January 7, 2000.
(9) Includes 600,000 shares that Mr. Simmons has the right to acquire upon exercise of stock options, exercisable within 60 days, and 6,628 shares that Mr. Simmons held in his Employee Stock Purchase Plan account at January 20, 2000.
(10) Includes 136,250 shares that Mr. Long has the right to acquire upon exercise of stock options, exercisable within 60 days.
(11) Represents 94,166 shares that Mr. Gehri has the right to acquire upon exercise of stock options, exercisable within 60 days, and 5,530 shares that Mr. Gehri held in his Employee Stock Purchase Plan account at January 20, 2000.
(12) Includes 506,250 shares that Mr. Harrelson has the right to acquire upon exercise of stock options, exercisable within 60 days, 1,484 shares that Mr. Harrelson held in his 401(k) Retirement Plan account and 3,933 shares that Mr. Harrelson held in his Employee Stock Purchase Plan account at January 20, 2000.

(13) Includes 120,500 shares that Mr. Cooke has the right to acquire upon the exercise of stock options, exercisable within 60 days.

(14) Includes 98,000 shares that Mr. Loeffler has the right to acquire upon the exercise of stock options, exercisable within 60 days.

(15) Includes 98,000 shares that Mr. Sowell has the right to acquire upon the exercise of stock options, exercisable within 60 days.

(16) Includes 1,835,416 shares that the 12 directors and executive officers have the right to acquire upon exercise of stock options, exercisable within 60 days, 3,090 shares that such executive officers held in their respective 401(k) Retirement Plan accounts and 18,631 shares that such executive officers held in their respective Employee Stock Purchase Plan accounts at January 20, 2000.


                    MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1:  ELECTION OF TWO DIRECTORS

        The Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide that the Board of Directors will consist of not less than three persons, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the authorized number of directors at six. Directors are divided into three classes, each of which has two members. Each class is elected for a term of three years, so that the term of office of one class of directors expires at every annual meeting.

        The Board of Directors has nominated two persons for election as directors in the class whose term of office will expire at the Company's 2003 Annual Meeting of Stockholders or until their respective successor is elected and qualified. The nominees are Thomas G. Loeffler and James E. Sowell. The respective terms of the directors expire on the dates set forth below. If both of the nominees listed below are elected by the stockholders at the Annual Meeting, one vacancy will remain in the class whose term of office will expire at the 2001 annual meeting, which may be filled by the Board of Directors upon selection of a qualified candidate.


DIRECTORS WHOSE TERMS EXPIRE AT
THE 2000 ANNUAL MEETING AND
NOMINEES FOR ELECTION FOR TERMS          POSITION AND OFFICES
EXPIRING AT THE 2003 ANNUAL MEETING        WITH THE COMPANY         AGE       DIRECTOR SINCE
-----------------------------------      --------------------       ---       --------------

Thomas G. Loeffler                       Director                    53       August 21, 1996

James E. Sowell                          Director                    51       June 21, 1996


DIRECTOR WHOSE TERM EXPIRES              POSITION AND OFFICES
AT THE 2001 ANNUAL MEETING                 WITH THE COMPANY         AGE       DIRECTOR SINCE
-----------------------------            --------------------       ---       --------------

Lee Cooke                                Director                    55       May 13, 1996


DIRECTORS WHOSE TERMS EXPIRE             POSITION AND OFFICES
AT THE 2002 ANNUAL MEETING                 WITH THE COMPANY          AGE      DIRECTOR SINCE
-----------------------------            --------------------        ---      --------------

Parris H. Holmes, Jr.                    Chairman of the Board and    56      May 13, 1996
                                         Chief Executive Officer

William H. Cunningham                    Director                     56      January 19, 2000


        Biographical information on these directors is set forth below under "Further Information--Board of Directors and Executive Officers."

        It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees. Management of the Company does not contemplate that either of such nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

        The enclosed form of proxy provides a means for the holders of Common Stock to vote for both of the nominees listed therein or to withhold authority to vote for one or both of such nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.

        The Company's Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination of candidates for election as directors other than by or at the direction of the Company's Board of Directors (the "Nomination Procedure"). The Nomination Procedure provides that only persons who are nominated by or at the direction of the Company's Board of Directors, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. To be timely, notice must be received by the Company (i) in the case of an annual meeting, not less than 90 days prior to the annual meeting, or (ii) in the case of a special meeting, not later than the seventh day following the day on which notice of such meeting is first given to stockholders.

        Under the Nomination Procedure, notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including business and residence addresses, a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made, such other information regarding each nominee as would be required pursuant to the proxy rules of the Commission had the nominee been nominated by the Company's Board of Directors, the consent of such nominee to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Nothing in the Nomination Procedure will preclude discussion by any stockholder of any nomination properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

COMMITTEES OF THE BOARD OF DIRECTORS

        The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established three standing committees: Audit, Compensation and Nominating.

        The Audit Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cunningham, Loeffler and Sowell are the current members of the Audit Committee. The Audit Committee meets with the independent auditors and management representatives; recommends to the Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent auditors; considers whether the performance of any professional services by the auditors other than services provided in connection with the audit function could impair the independence of the auditors; and reviews the results of audits and the accounting principles applied in financial reporting and financial and operational controls. The independent auditors have unrestricted access to the Audit Committee and vice versa.

        The Compensation Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cunningham and Loeffler are the current members of the Compensation Committee. The Compensation Committee's functions include recommendations on policies and procedures relating to compensation and various employee stock and other benefit plans and approval of individual salary adjustments and stock awards.

        The Nominating Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cunningham, Loeffler and Sowell are the current members of the Nominating Committee. The Nominating Committee considers candidates for election as directors and is responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Nominating Committee fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, the selection of committee chairmen, committee assignments and related matters affecting the functioning of the Board of Directors. The Nominating Committee considers nominees to the Board of Directors recommended by stockholders of the Company where such recommendations are made pursuant to the procedures which are described in the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws.

MEETINGS OF THE BOARD OF DIRECTORS

        During the fiscal year ended September 30, 1999, the Board of Directors met 8 times and took action on 29 occasions by unanimous written consent, the Compensation Committee met one time and took action on 25 occasions by unanimous written consent, the Nominating Committee did not meet and the Audit Committee met 3 times. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

        A total of 1,300,000 shares of Common Stock are subject to the Company's 1996 Non-Employee Director Plan (the "Director Plan"). Pursuant to the terms of the Director Plan, upon election and re-election to the Board of Directors of the Company, each eligible director is granted an option to purchase 30,000 shares of Common Stock effective as of the date of such election or re-election, with vesting over a three-year period. In addition, the Company may grant discretionary options under the Director Plan. Pursuant to such authority to grant discretionary options, each outside member of the Board of Directors receives an annual stock option grant of 6,000 shares, vesting one year from the date of grant. However, for each quarterly meeting of the Board of Directors a non-employee director fails to attend, such director forfeits the rights to purchase 1,500 of the shares subject to such option.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
             OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS


PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for the fiscal year ending September 30, 2000. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the fiscal years ending September 30, 1996 through 1999 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors may reconsider the appointment.

        Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

        Assuming the presence of a quorum, ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
     TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000

                               FURTHER INFORMATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        Set forth below is information with respect to each director and executive officer of the Company as of January 20, 2000. The executive officers are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any two directors or executive officers.


        NAME                                AGE                        POSITION
        ----                                ---                        --------
        Parris H. Holmes, Jr.                56      Chairman of the Board and Chief Executive Officer

        W. Audie Long                        55      Senior Vice President, General Counsel and
                                                     Corporate Secretary

        David P. Tusa                        39      Senior Vice President and Chief Financial Officer

        Jacquelene K. Mitchell               56      Senior Vice President of LEC Operations; President
                                                     and Chief Operating Officer of Billing Concepts,
                                                     Inc. and Enhanced Services Billing, Inc.

        Larry A. Davis                       42      Senior Vice  President;  Technical  Advisor to the
                                                     Board of Directors

        Paul L. Gehri                        46      Senior Vice President of Sales and Marketing; Vice
                                                     President of Sales and Marketing of Billing
                                                     Concepts, Inc. and Enhanced Services Billing, Inc.

        Michael A. Harrelson                 44      Senior Vice President

        Michael T. Hynes                     43      Vice President of Investor Relations and Treasury

        Lee Cooke                            55      Director

        William H. Cunningham                56      Director(1)(2)(3)

        Thomas G. Loeffler                   53      Director(1)(2)(3)

        James E. Sowell                      51      Director(1)(3)

        -----------------------
        (1)    Member of the Audit Committee
        (2)    Member of the Compensation Committee
        (3)    Member of the Nominating Committee


        PARRIS H. HOLMES, JR. has served as Chairman of the Board and Chief Executive Officer of the Company since May 1996. Mr. Holmes served as both Chairman of the Board and Chief Executive Officer of USLD Communications Corp., formerly U.S. Long Distance Corp. ("USLD"), from September 1986 until August 1996, and served as Chairman of the Board of USLD until June 2, 1997. Prior to March 1993, Mr. Holmes also served as President of USLD. Mr. Holmes is also Chairman of the Board of Directors of Tanisys Technology, Inc., a developer, manufacturer and marketer of memory module test equipment. Mr. Holmes also serves as a Director of Sharps Compliance Corp., a provider of mail sharps disposal services for certain types of medical sharps (needles, syringes and razors) products. On December 18, 1996, the Commission filed a civil injunctive action in the United States District Court for the District of Columbia alleging that Mr. Holmes failed to file timely twelve reports regarding certain 1991 and 1992 transactions in the stock of USLD as required by Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Section 16(a) requires officers and directors of such companies to file reports with the Commission regarding their personal transactions in the securities of their company. Mr. Holmes settled this action on December 18, 1996, without admitting or denying the allegations of the complaint, by consenting to the entry of an injunction with respect to these requirements and paying a civil penalty of $50,000.

        W. AUDIE LONG has served as Senior Vice President, General Counsel and Corporate Secretary of the Company since February 1998. Mr. Long was Senior Vice President-Legal and Regulatory Affairs and General Counsel of USLD from February 1991 to January 1998 and was Corporate Secretary of USLD from August 1993 to January 1998.

        DAVID P. TUSA, CPA, has served as Senior Vice President and Chief Financial Officer of the Company since August 1999. Mr. Tusa was Executive Vice President and Chief Financial Officer of U.S. Legal Support, Inc., a provider of litigation support services with over 36 offices in 7 states, from September 1997 to August 1999. Prior to this, Mr. Tusa served as Senior Vice President and Chief Financial Officer of Serv-Tech, Inc., a $300 million, publicly held provider of specialty services to industrial customers in multiple industries, from April 1994 through August 1997. Additionally, Mr. Tusa was with CRSS, Inc., a $600 million, publicly held diversified services company, from May 1990 through April 1994, most recently as Corporate Controller.

        JACQUELENE K. MITCHELL has served as Senior Vice President of LEC Operations of the Company and President of the Company's LEC billing subsidiaries, Billing Concepts, Inc. and Enhanced Services Billing, Inc., since March 1999. She was Vice President of LEC Operations from June 1998 until her promotion in March 1999. From July 1997 to May 1998, she served as Vice President of Client Relations and from August 1996 to June 1997 as Director of Client Relations. Ms. Mitchell served as Director of Competitive Network Services for Cathey, Hutton & Associates, Inc., a private telecommunications management consulting company, from October 1995 to August 1996. From November 1988 to September 1995, she held several positions with Century Telecommunications, Inc., a private telecommunications provider, including Director of Sales and Marketing.

        LARRY A. DAVIS has served as Technical Advisor to the Board of Directors of the Company since January 19, 2000, was a Director of the Company from January 1999 to January 19, 2000, and has been a Senior Vice President of the Company since December 1998. Mr. Davis joined the Company through the merger with Communications Software Consultants, Inc. Mr. Davis founded Communications Software Consultants, Inc. in 1985 and had served as sole Director from its inception until it was acquired by the Company in December 1998. See "Related Transactions."

        PAUL L. GEHRI has served as Senior Vice President of Sales and Marketing of the Company since June 1999 and served as Senior Vice President of LEC Sales from September 1997 to June 1999. He has served as Vice President of Sales and Marketing for Billing Concepts, Inc. and Enhanced Services Billing, Inc. ("ESBI"), wholly owned subsidiaries of the Company, since August 1996, and had served in the same position with Zero Plus Dialing, Inc., a wholly owned subsidiary of USLD, since May 1992. Mr. Gehri was Vice President of Sales of U.S. Long Distance, Inc., a wholly owned subsidiary of USLD, from July 1991 to May 1992 and was Director of Sales and a principal of National Telephone Exchange, Inc., a company acquired by USLD, from 1988 to July 1991.

        MICHAEL A. HARRELSON has served as Senior Vice President of the Company since April 1999 and served as Senior Vice President and Chief Technology Officer of the Company and President of Billing Concepts Systems, Inc., a wholly owned subsidiary of the Company which was subsequently merged into Aptis, Inc., from June 1, 1997 to April 1999. Mr. Harrelson joined the Company through the acquisition of Computer Resources Management, Inc., which Mr. Harrelson founded in 1986 and had served as its President from its inception until it was acquired by the Company in June 1997.

        MICHAEL T. HYNES has served as Vice President of Investor Relations and Treasury of the Company since October 1999 and was Corporate Treasurer of the Company from September 1997 to October 1999. From August 1996 to September 1997, he was Director of Treasury Operations and Assistant Treasurer. Mr. Hynes held several positions with USLD from December 1992 until August 1996, including Director of Treasury Operations and Assistant Treasurer.

        LEE COOKE has served as a Director of the Company since May 1996 and was a Director of USLD from 1991 until July 1996. He also serves as President and Chief Executive Officer of CUville.com, Inc., d/b/a Good2CU.com, a wholly owned subsidiary of the Company offering a wide range of products on the Internet to credit unions and their affiliates. He was Chairman of the Board and Chief Executive Officer of U.S. Medical Systems, Inc. from May 1992 to July 1998. In July 1998, U.S. Medical Systems, Inc. was reorganized and the name changed to Sharps Compliance Corp., at which time Mr. Cooke resigned as Chairman of the Board and Chief Executive Officer. He continues to serve as a member of the Board of Directors of Sharps Compliance Corp. Mr. Cooke reformed U.S. Medical Systems, Inc. in July 1998 and has served as

Chairman of the Board, President and Chief Executive Officer of such company since that time. From 1988 through 1991, Mr. Cooke served in the elected position of Mayor of Austin, Texas.

        WILLIAM H. CUNNINGHAM, PH.D., has served as a Director of the Company since January 2000. Dr. Cunningham has been Chancellor of The University of Texas System since September 1992. He was President of The University of Texas at Austin from 1985 to 1992. Dr. Cunningham also serves as a Director of Metamore Worldwide, Inc., Jefferson-Pilot Corporation and 32 funds in the John Hancock family of mutual funds and is an Advisory Director of Chase Bank of Texas (Austin), a division of Chase Manhattan Bank.

        THOMAS G. LOEFFLER has served as a Director of the Company since August 1996 and has been an attorney with the law firm of Arter & Hadden since June 1993. Prior to that time, Mr. Loeffler acted as a practicing attorney and consultant. Mr. Loeffler served as a member of Congress in the United States House of Representatives from 1979 to 1987. Mr. Loeffler serves as a Director of Triad Hospitals, Inc. and is Vice Chairman of the Board of Regents of The University of Texas System.

        JAMES E. SOWELL has served as a Director of the Company since June 1996 and is the founder of Jim Sowell Construction Co., Inc., which began in 1972 primarily for single-family home construction. Since 1972, the company has expanded its scope of operations and ownership to include land development, income property development, financial institutions, country club and golf course operations and ownership, hotel and restaurant ownership and operations, as well as interests in major corporations. Mr. Sowell serves as Chairman of the Board of Regents of the Texas Tech University State System. Mr. Sowell was a general partner of Fleetwood Retail Associates, Ltd. ("FRA"), which filed a petition for relief under the U.S. Bankruptcy Code in October 1997 (dismissed in 1998).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        GENERAL

        The Compensation Committee of the Board of Directors (the "Compensation Committee") has furnished the following report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in this "Compensation Committee Report on Executive Compensation" shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

        The Compensation Committee currently is comprised of two outside directors, Messrs. Cunningham and Loeffler, and administers and oversees all aspects of the Company's executive compensation policy and reports its determinations to the Board of Directors. The Compensation Committee's overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of, the Company's compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

        COMPENSATION PHILOSOPHY

        The Company's executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company's business, to offer executives appropriate incentives for accomplishment of the Company's business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The Compensation Committee believes the compensation policies should operate in support of these objectives and should emphasize a long-term and at-risk focus, a pay-for-performance culture, an equity orientation and management development.

        ELEMENTS OF COMPENSATION

        Each element of compensation considers median compensation levels paid within the competitive market. Competitive market data compares the Company's compensation practices to a group of comparator companies that tend to have similar sales volumes, market capitalizations, employment levels and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

        The key elements of the Company's executive compensation are base salary, annual incentive and long-term incentive. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package.

        BASE SALARIES. Base salaries for executives are determined initially by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Base salaries are below the size-adjusted medians of the competitive market.

        Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers, vendors and employees, and demonstrating leadership abilities among co-workers. Mr. Holmes received a base salary of $375,000 from the Company in fiscal 1999.

        ANNUAL INCENTIVE. Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company's growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility and are too rigid at this stage of the Company's development. Mr. Holmes received a cash bonus of $200,000 in fiscal 1999 which was earned in fiscal 1998. Mr. Holmes did not receive an incentive payment from the Company for fiscal 1999.

        LONG-TERM INCENTIVE. The Company's long-term compensation philosophy provides that long-term incentives should relate to improvement in stockholder value, thereby creating a mutuality of interests between executives and stockholders. Additionally, the Compensation Committee believes that the long-term security of executives is critical for the perpetuation of the Company. Long-term incentives are provided to executives through the Company's 1996 Employee Comprehensive Stock Plan, in the form of stock options and restricted stock awards, and through the Company's Executive Compensation Deferral Plan.

        In keeping with the Company's commitment to provide a total compensation package that favors at-risk components to pay, long-term incentives comprise an appreciable portion of an executive's total compensation package. When awarding long-term incentives, the Compensation Committee considers executives' respective levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparator companies. Again, the Compensation Committee does not utilize formal mathematical formulae when determining the number of options/shares granted to executives.

        RESTRICTED STOCK

        Officers and full-time employees of the Company, including directors who are also full-time employees, are eligible for awards of restricted stock under the Employee Stock Plan (as hereinafter defined). The number of shares of Common Stock to be awarded to an employee and other terms of the award are determined by the Compensation Committee, which administers the Employee Stock Plan. Each award is evidenced by an agreement that sets forth the terms and conditions of the restricted stock granted, including the vesting schedule. The Employee Stock Plan provides for certain vesting upon death, permanent disability, retirement, termination for good reason by the employee and upon a change of control. The restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered for a period of not less than one year but not greater than two years. The employee, as owner of the restricted stock, has all rights of a stockholder including voting rights and the right to receive cash dividends, if any. Mr. Holmes did not receive a restricted stock award from the Company in fiscal 1999.

        STOCK OPTIONS

        Stock options generally are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the price of the Common Stock appreciates after the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

        In fiscal 1999, Mr. Holmes received an option to purchase 300,000 shares of Common Stock with an exercise price of $4.50 per share. One fourth (25%) of the shares subject to such option vest on each of September 8, 1999, 2000, 2001 and 2002. In determining the number of shares subject to the option granted to Mr. Holmes, the Committee considered numerous subjective factors indicative of Mr. Holmes's dedication to the success of the Company. As of January 20, 2000, Mr. Holmes owned 419,703 shares of the Company's Common Stock and, including the fiscal 1999 grant, held options to purchase a total of 1,135,000 shares. The Compensation Committee believes that this equity interest provides an appropriate link to the interests of stockholders.

        EXECUTIVE COMPENSATION DEFERRAL PLAN

        The Company offers to certain key employees the ability to defer a portion of their respective salaries, on a pre-tax basis, up to 100% of base compensation, with benefits generally payable upon retirement, disability, termination of employment (other than for cause) or death. The Company may make certain matching contributions to each participant's account under such plan with vesting to occur over time; however, the Company has retained the ability to limit its contributions thereunder at any time. The Committee believes that this type of plan provides additional long-term incentive for overall corporate success. The Company made an aggregate of approximately $137,879 in matching contributions during fiscal 1999, $16,872 of which was made on behalf of Mr. Holmes.

        SECTION 162(M)

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), currently imposes a $1.0 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under the Employee Stock Plan should be excluded from the $1.0 million limitation calculation. The Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

        CONCLUSION

        The Compensation Committee believes these executive compensation policies serve the interests of the stockholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the stockholders' benefit.

                            COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                         William H. Cunningham
                                         Thomas G. Loeffler

EXECUTIVE COMPENSATION

        The following Summary Compensation Table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for fiscal 1999 and one additional individual for whom disclosure would have been provided as a most highly compensated executive officer but for the fact that the individual was not serving as an executive officer at the end of the most recently completed fiscal year. The shares underlying stock option grants for fiscal 1997 have been restated to give effect to the one-for-one common stock dividend that was distributed on January 30, 1998 to stockholders of record on January 20, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                            COMPENSATION AWARDS
                                                                                           ----------------------
                                          ANNUAL COMPENSATION                              RESTRICTED  SECURITIES
NAME AND PRINCIPAL            FISCAL    ------------------------       OTHER ANNUAL          STOCK     UNDERLYING       ALL OTHER
      POSITION                 YEAR     SALARY($)       BONUS($)      COMPENSATION($)      AWARDS($)   OPTIONS(#)    COMPENSATION($)
------------------            ------    ---------       --------      ---------------      ---------   ----------    ---------------

PARRIS H. HOLMES, JR ......    1999      $374,998       $200,000(1)     $ 46,772(2)            0          300,000      $165,123(3)
CHAIRMAN OF THE BOARD AND .    1998      $372,113              0        $ 51,533(4)            0          275,000      $150,014(5)
CHIEF EXECUTIVE OFFICER ...    1997      $300,000              0        $ 71,973(6)            0          400,000      $ 28,728(7)

ALAN W. SALTZMAN(8) .......    1999      $230,769       $100,000(1)     $ 28,406(9)            0                0      $ 53,860(10)
PRESIDENT AND CHIEF .......    1998      $238,462              0        $ 28,314(11)           0          190,000      $ 25,349(12)
OPERATING OFFICER .........    1997      $200,000              0        $ 26,105(13)           0          260,000      $ 12,538(14)

KELLY E. SIMMONS(15) ......    1999      $185,000       $145,422(16)    $ 26,438(17)           0          200,000      $  9,278(18)
EXECUTIVE VICE PRESIDENT; .    1998      $185,961              0        $ 18,879               0          120,000      $  7,152(19)
PRESIDENT & CHIEF OPERATING    1997      $140,000              0        $  1,603               0          160,000      $  1,777(20)
OFFICER OF APTIS, INC .....

W. AUDIE LONG .............    1999      $180,000              0        $ 14,457               0           85,000      $ 11,494(21)
SENIOR VICE PRESIDENT, ....    1998      $114,231(22)          0               0               0           30,000      $  7,104(23)
GENERAL COUNSEL AND            1997           N/A            N/A             N/A             N/A          150,000           N/A
CORPORATE SECRETARY .......

PAUL L. GEHRI .............    1999      $163,125(24)          0        $  4,418              0           70,000      $  8,446(25)
SENIOR VICE PRESIDENT OF ..    1998      $177,000(24)          0        $ 14,506              0           60,000      $  7,258(26)
SALES & MARKETING .........    1997      $122,000(24)          0        $  3,271              0           40,000      $  4,684(27)

MICHAEL A. HARRELSON ......    1999      $157,692       $ 50,000(1)     $  3,251              0           70,000      $  5,450(28)
SENIOR VICE PRESIDENT .....    1998      $209,615              0        $ 13,904              0          100,000      $  5,700(29)
                               1997      $ 61,538(30)          0               0              0          400,000             0

-----------------------------

(1)     Represents a bonus earned in fiscal 1998 but paid in fiscal 1999.

(2) Includes $11,722 reimbursed to Mr. Holmes during fiscal 1999 for the payment of certain taxes.

(3) Represents $5,000 in 401(k) Retirement Plan contributions, $16,872 in deferred compensation contributions and $143,251 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1999.

(4) Includes $31,269 reimbursed to Mr. Holmes during fiscal 1998 for the payment of certain taxes.

(5) Represents $5,000 in 401(k) Retirement Plan contributions, $18,660 in deferred compensation contributions and $126,354 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1998.

(6) Includes $28,163 reimbursed to Mr. Holmes during fiscal 1997 for the payment of certain taxes.

(7) Represents $3,462 in 401(k) Retirement Plan contributions and $25,266 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1997.

(8) Mr. Saltzman resigned as an officer and member of the Boards of Directors of the Company and its wholly owned subsidiaries on September 1, 1999.

(9) Includes $9,792 reimbursed to Mr. Saltzman during fiscal 1999 for the payment of certain taxes.

(10) Represents $4,846 in 401(k) Retirement Plan contributions, $7,657 in deferred compensation contributions, $19,112 for earned but unused vacation time, a $9,231 severance payment and $13,014 in life insurance premiums made or paid on behalf of Mr. Saltzman during fiscal 1999.

(11) Includes $9,834 reimbursed to Mr. Saltzman during fiscal 1998 for the payment of certain taxes.

(12) Represents $5,077 in 401(k) Retirement Plan contributions, $10,272 in deferred compensation contributions and $10,000 in life insurance premiums made or paid on behalf of Mr. Saltzman during fiscal 1998.

(13) Includes $1,863 reimbursed to Mr. Saltzman during fiscal 1997 for the payment of certain taxes.

(14) Represents $2,538 in 401(k) Retirement Plan contributions and $10,000 in life insurance premiums made or paid on behalf of Mr. Saltzman during fiscal 1997.

(15) Mr. Simmons resigned as an officer of the Company and its subsidiaries on January 7, 2000.

(16)    Includes a bonus of $75,000 earned in fiscal 1998 but paid in fiscal
        1999.

(17) Includes $5,062 reimbursed to Mr. Simmons during fiscal 1999 for the payment of certain taxes.

(18) Represents $4,004 in 401(k) Retirement Plan contributions and $5,274 in deferred compensation contributions made on behalf of Mr. Simmons during fiscal 1999.

(19) Represents $4,056 in 401(k) Retirement Plan contributions and $3,096 in deferred compensation contributions made on behalf of Mr. Simmons during fiscal 1998.

(20) Represents $1,777 in 401(k) Retirement Plan contributions made on behalf of Mr. Simmons during fiscal 1997.

(21) Represents $3,946 in 401(k) Retirement Plan contributions and $7,548 in deferred compensation contributions made on behalf of Mr. Long during fiscal 1999.

(22) Amount shown reflects Mr. Long's salary from February 1, 1998, the beginning date of his employment with the Company, through the end of fiscal 1998.

(23) Represents deferred compensation contributions made on behalf of Mr. Long during fiscal 1998.

(24)    Includes commissions paid to Mr. Gehri.

(25) Represents $4,996 in 401(k) Retirement Plan contributions and $3,450 in deferred compensation contributions made on behalf of Mr. Gehri during fiscal 1999.

(26) Represents $4,258 in 401(k) Retirement Plan contributions and $3,000 in deferred compensation contributions made on behalf of Mr. Gehri during fiscal 1998.

(27) Represents $1,644 in 401(k) Retirement Plan contributions and $3,040 in deferred compensation contributions made on behalf of Mr. Gehri during fiscal 1997.

(28) Represents $2,058 in 401(k) Retirement Plan contributions and $3,392 in deferred compensation contributions made on behalf of Mr. Harrelson during fiscal 1999.

(29) Represents $2,308 in 401(k) Retirement Plan contributions and $3,392 in deferred compensation contributions made on behalf of Mr. Harrelson during fiscal 1998.

(30) Amount shown reflects Mr. Harrelson's salary from June 4, 1997, the beginning date of his employment with the Company, through the end of fiscal 1997.

STOCK OPTION GRANTS IN FISCAL 1999

        The following table provides certain information related to options granted by Billing to the named executive officers during fiscal 1999 pursuant to the Employee Stock Plan.


                              INDIVIDUAL GRANTS
                           ------------------------                                POTENTIAL REALIZABLE
                                         % OF TOTAL                                  VALUE AT ASSUMED
                           NUMBER OF       OPTIONS                                ANNUAL RATES OF STOCK
                           SECURITIES    GRANTED TO   EXERCISE                   PRICE APPRECIATION FOR
                           UNDERLYING    EMPLOYEES    OR BASE                         OPTION TERM(1)
                            OPTIONS      IN FISCAL     PRICE     EXPIRATION    --------------------------
      NAME                 GRANTED(#)       1998       ($/SH)       DATE          5%($)          10%($)
---------------            ----------    ---------    -------     -------      ----------      ----------

Parris H. Holmes, Jr ...     300,000         9.5%      $4.50      9/08/06      $  644,565      $1,543,845

Alan W. Saltzman .......           0          --          --           --              --              --

Kelly E. Simmons .......      75,000         2.4%      $9.75      2/24/06      $  349,139      $  836,249
                             125,000         3.9%      $4.50      9/08/06      $  268,569      $  643,269

W. Audie Long ..........      85,000         2.7%      $4.50      9/08/06      $  182,627      $  437,423

Paul L. Gehri ..........      50,000         1.6%      $9.75      2/24/06      $  232,760      $  557,500
                              75,000         2.4%      $4.50      9/08/06      $  161,141      $  385,961

Michael A. Harrelson ...      25,000          .8%      $9.75      2/24/06      $  116,380      $  278,750
                              45,000         1.4%      $4.50      9/08/06      $   96,685      $  231,577

------------------------------
 (1) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Commission and do not reflect the Company's estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

        The following table provides information related to options of Billing exercised by the named executive officers of the Company during fiscal 1999 and the number and value of Billing options held at September 30, 1999.

                                                                      NUMBER OF SECURITIES         VALUE(2) OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                       OPTIONS AT FY-END(#)          OPTIONS AT FY-END($)
                           SHARES ACQUIRED           VALUE         ---------------------------   ---------------------------
         NAME           UPON OPTION EXERCISE(#)  REALIZED($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------   -----------------------  --------------    -----------   -------------   -----------   -------------

Parris H. Holmes, Jr...         35,000              $ 35,000          597,500        537,500          0           $150,000

Alan W. Saltzman ......              0                     0          440,000        160,000          0                  0

Kelly E. Simmons ......         20,000              $ 86,550          300,000        300,000          0           $ 62,500
                                18,000              $111,870

W. Audie Long .........              0                     0           65,000        200,000          0           $ 42,500

Paul L. Gehri .........              0                     0           81,666        190,000          0           $ 37,500

Michael A. Harrelson...              0                     0          500,000         70,000          0           $ 22,500

-----------------------
(1) Market value of the underlying securities at exercise date, minus the exercise price.

(2) Market value of the underlying securities at September 30, 1999($5.00), minus the exercise price.

EMPLOYEE BENEFIT PLANS

        BILLING CONCEPTS CORP. 401(K) RETIREMENT PLAN

        The Company maintains the Billing Concepts Corp. 401(k) Retirement Plan (the "401(k) Retirement Plan"). Participation in the 401(k) Retirement Plan is offered to eligible employees of Billing or its subsidiaries (collectively, the "Participants"). Generally, all employees of Billing or its subsidiaries who are 21 years of age and who have completed six months of service during which they worked at least 500 hours are eligible for participation in the 401(k) Retirement Plan.

        The 401(k) Retirement Plan is a 401(k) plan, a form of defined contribution plan, which provides that Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, of between 1% and 15% of their base compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments ("Voluntary Contributions"). During calendar year 1999, the Company made matching contributions equal to 50% of the first 6% of a Participant's compensation contributed as salary deferral. Beginning January 1, 2000, the Company will make matching contributions equal to 100% of the first 5% of a Participant's compensation contributed as salary deferral. The Company may from time to time make additional discretionary contributions at the sole discretion of the Company's Board of Directors. The discretionary contributions, if any, are allocated to Participants' accounts based on a discretionary percentage of the Participants' respective salary deferrals.

        The 401(k) Retirement Plan was amended effective January 1, 2000 to provide that Participants immediately vest as to 100% of all contributions made by the Company. Participants have always been 100% vested in their Voluntary Contributions. Service with USLD prior to the spin-off of the Company from USLD in August 1996, and service with acquired companies prior to acquisition by the Company, was credited under the 401(k) Retirement Plan for purposes of vesting as well as eligibility to participate.

        1996 EMPLOYEE COMPREHENSIVE STOCK PLAN

        The Company has adopted the Billing Concepts Corp. 1996 Employee Comprehensive Stock Plan (the "Employee Stock Plan"). The Employee Stock Plan provides for (i) the grant of incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code, (ii) the grant of non-qualified stock options that do not qualify under Section 422 of the Code ("NQSOs") and (iii) the award of shares of restricted stock of the Company. Under the terms of the Employee Stock Plan, 14,500,000 shares of Common Stock have been reserved for the granting of options and awards of restricted stock. At December 31, 1999, options to purchase 10,737,908 shares, and 55,600 shares of restricted stock, had been granted under the Employee Stock Plan. If any option or award granted under the Employee Stock Plan terminates, expires or is surrendered as to any shares, new options or awards may thereafter be made covering such shares.

        The Employee Stock Plan is administered by the Compensation Committee, which is comprised of "disinterested persons" appointed by the Board, currently William H. Cunningham and Thomas G. Loeffler. The Employee Stock Plan grants broad authority to the Compensation Committee to grant options or award restricted shares to full-time employees and officers of the Company and its subsidiaries (estimated to total 879 eligible individuals at December 31, 1999) selected by the Compensation Committee, to determine the number of shares subject to options or awards and to provide for the appropriate periods and methods of exercise and requirements regarding the vesting of options and awards of restricted shares. The option price per share with respect to each option shall be determined by the Compensation Committee, but shall in no instance be less than the par value of the shares subject to the option. In addition, the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant. An ISO may be granted to a participant only if such participant, at the time the option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Company or a subsidiary. The preceding restriction shall not apply if at the time the option is granted the option price is at least 110% of the fair market value of the Common Stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date of grant. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under all plans of Billing and of any parent or subsidiary) shall not exceed $100,000. There is no price requirement for NQSOs, other than that the option price must exceed the par value of the Common Stock. The Compensation Committee may permit the option purchase price to be payable by transfer to Billing of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

        The Employee Stock Plan permits the Compensation Committee to make awards of restricted shares of Common Stock that are subject to a designated period during which such shares of Common Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, which period shall not be less than one (1) year nor more than two (2) years from the date of grant. As a condition to any award, the Compensation Committee may require an employee to pay to the Company the amount (such as the par value of such shares) required to be received by Billing in order to assure compliance with applicable state law. Any award for which such requirement is established shall automatically expire if not purchased in accordance with the Compensation Committee's requirements within 60 days after the date of grant. The Compensation Committee may, at any time, reduce the restricted period with respect to any outstanding shares of restricted stock and any retained distributions with respect thereto awarded under the Employee Stock Plan. Shares of restricted stock awarded under the Employee Stock Plan shall constitute issued and outstanding shares of Common Stock for all corporate purposes.

        Each employee has the right to vote the restricted stock held by such employee, to receive and retain all cash dividends and distributions thereon and exercise all other rights, powers and privileges of a holder of Common Stock with respect to such restricted stock, subject to certain exceptions. Unless otherwise provided in the agreement relating to an award, upon the occurrence of a change of control, as defined in the Employee Stock Plan, all restrictions imposed on the employee's restricted stock and any retained distributions shall automatically terminate and lapse and the restricted period shall terminate; provided, however, that if the change of control occurs within six months of the date of grant, the restrictions and the restricted period shall terminate on the six-month anniversary of the date of grant.

        1999 COMMSOFT ACQUISITION STOCK OPTION PLAN

        In December 1998, in connection with the Company's acquisition of Communications Software Consultants, Inc. ("CommSoft"), the Company adopted the Billing Concepts Corp. 1999 CommSoft Acquisition Stock Option Plan (the "CommSoft Employee Stock Plan"). The CommSoft Employee Stock Plan provides for the grant of NQSOs. Under the terms of the CommSoft Employee Stock Plan, 173,153 shares of Common Stock have been reserved for the granting of options. At December 31, 1999, options to purchase 166,539 shares had been granted under the CommSoft Employee Stock Plan. If any option or award granted under the CommSoft Employee Stock Plan terminates, expires or is surrendered as to any shares, new options or awards may thereafter be made covering such shares.

        The CommSoft Employee Stock Plan is administered by the Compensation Committee, which is comprised of "disinterested persons" appointed by the Board, currently William H. Cunningham and Thomas G. Loeffler. The CommSoft Employee Stock Plan grants authority to the Compensation Committee to grant options to those employees of CommSoft holding stock options to purchase shares of Class B common stock, $.001 par value, of CommSoft on the closing date of the Company's acquisition of all of the issued and outstanding capital stock of CommSoft under the terms of the Plan of Merger and Acquisition Agreement (the "Merger Agreement"). The Merger Agreement closed on December 18, 1998, at which date 88 former employees of CommSoft were eligible for grants under the CommSoft Employee Stock Plan. In addition, the Committee has the authority to determine methods of exercise. The option price per share with respect to each option was determined by a formula set forth in the Merger Agreement. The Compensation Committee may permit the option purchase price to be payable by transfer to Billing of Common Stock owned by the option holder with A fair market value at the time of exercise equal to the option purchase price.

        1996 EMPLOYEE STOCK PURCHASE PLAN

        The Company has adopted the Billing Concepts Corp. 1996 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The Employee Stock Purchase Plan allows employees of the Company and its subsidiaries to purchase Common Stock at regular intervals by means of wage and salary deferrals on a tax-favored basis.

        The Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Code, is administered by the Employee Stock Purchase Plan Committee, which is appointed by the Board of Directors. The committee consists of at least three (3) persons who need not be members of the Board of Directors. The committee supervises the administration and enforcement of the Employee Stock Purchase Plan, and all questions of interpretation or application of the Employee Stock Purchase Plan are determined in the sole discretion of the committee. All decisions made by the committee are final, conclusive and binding on all of the participants of the Employee Stock Purchase Plan and the Company.

        Every employee of the Company and its subsidiaries is eligible to participate in the Employee Stock Purchase Plan on a voluntary basis with the exception of (i) employees who have not completed at least six months of continuous service with Billing as of the applicable enrollment date and (ii) employees who would, immediately upon enrollment, own directly or indirectly, or hold purchase rights, options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary. To participate in the Employee Stock Purchase Plan, eligible employees must enroll in the Employee Stock Purchase Plan and authorize payroll deductions pursuant to the Employee Stock Purchase Plan. Approximately 609 employees were eligible to participate under the Employee Stock Purchase Plan at December 31, 1999.

        Enrollment in the Employee Stock Purchase Plan constitutes a grant by the Company to the participant of the right to purchase shares of Common Stock. The aggregate number of shares that may be issued under the Employee Stock Purchase Plan may not exceed 2,000,000 shares of Billing Common Stock, subject to adjustment as provided in the Employee Stock Purchase Plan. The purchase price per share is the lesser of (i) 85% of the fair market value of the Common Stock on the first day of the applicable participation period or (ii) 85% of the fair market value of the Common Stock on the last day of such participation period. The number of shares purchased is determined by dividing the total amount of payroll deductions withheld from a participant's paychecks during a participation period by the purchase price. The aggregate of monthly payroll deductions cannot exceed $10,625 for each participant in any six-month participation period. At the end of each offering period, the applicable number of shares of Common Stock is automatically purchased for the participant.

        EXECUTIVE COMPENSATION DEFERRAL PLAN

        The Company has adopted the Billing Concepts Corp. Executive Compensation Deferral Plan (the "Executive Deferral Plan"). Participation in the Executive Deferral Plan is offered to certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate in the Executive Deferral Plan ("Executive Deferral Participants"). As of December 31, 1999, there were 26 participants in the Executive Deferral Plan.

        The Executive Deferral Plan is a deferred compensation plan that provides that Executive Deferral Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, in equal monthly amounts of up to 100% of his or her base compensation ("Voluntary Deferral Contribution"). In addition, the Company intends to make certain matching contributions with respect to each Voluntary Deferral Contribution (the "Deferral Contribution") equal to the lesser of (i) the Voluntary Deferral Contribution or (ii) that amount together with the Voluntary Deferral Contribution which actuarially determined would yield a 10-year annuity equal to 50% of the Billing Executive Deferral Participant's compensation payable at age 65, with a minimum contribution of $3,000. However, the Company reserves the right, at any time, to decrease the Deferral Contribution or provide no Deferral Contribution whatsoever for any plan year. From time to time the Company shall credit each Billing Executive Deferral Participant's plan account with interest at the rate declared by the Company in accordance with the Executive Deferral Plan. The Company made approximately $137,879 in Company Deferral Contributions to this plan during fiscal 1999.

      Unless terminated for cause, Executive Deferral Participants are annually vested in 33% of any Deferral Contribution beginning with the Billing Executive Deferral Participant's first anniversary of service and becoming 100% vested after the third anniversary of service or upon a change in control of the Company. Service with USLD prior to the spin-off of the Company from USLD in August 1996, and service with acquired companies prior to acquisition by the Company, was credited under the Executive Deferral Plan for purposes of vesting. Benefits generally are payable to a Billing Executive Deferral Participant (or his or her beneficiaries) upon retirement, disability, termination of employment (other than for cause) or death, in each case as provided in the Executive Deferral Plan.

        EXECUTIVE QUALIFIED DISABILITY PLAN

        The Company has adopted the Billing Concepts Corp. Executive Qualified Disability Plan (the "Disability Plan"). The Disability Plan provides long-term disability benefits for certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate. Benefits under the Disability Plan are provided directly by the Company based on definitions, terms and conditions contained in the Disability Plan documents. Benefits under the Disability Plan supplement benefits provided under the Company's insured long-term disability plan. No benefits were paid to any participant under the Disability Plan during fiscal 1999.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

        The Company entered into an employment agreement with Mr. Parris H. Holmes, Jr. in January 1999. The agreement provides for a five-year term, subject to automatic extension for an additional one year on each one-year anniversary of the agreement unless terminated early as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Holmes for "good reason" (as defined in the employment agreement). This employment agreement provides for an annual, calendar year base salary of $375,000 and an incentive bonus at the discretion of the Committee.

        The Company entered into an employment agreement with Mr. Alan W. Saltzman in August 1996, and the agreement was amended in October 1997. This agreement was to expire two years from its effective date subject to extension for successive two-year terms unless the Company elected not to extend the agreement. The employment agreement was subject to early termination as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Saltzman for "good reason" (as defined in the employment agreement). The employment agreement provided for an annual, calendar year base salary of $240,000. The employment agreement also provided for incentive bonuses at the discretion of the Compensation Committee. The Company entered into a severance agreement with Mr. Saltzman effective September 1, 1999, pursuant to which the Company and Mr. Saltzman agreed, notwithstanding the provisions of Mr. Saltzman's employment agreement, that the Company would (i) continue paying Mr. Saltzman's salary through September 1, 2000, (ii) forgive the outstanding principal ($50,000) and interest ($115) due under Mr. Saltzman's Promissory Note payable to the Company dated August 20, 1999, (iii) continue to provide all medical, health and disability insurance through September 1, 2000, (iv) continue to pay the existing montly lease payments on Mr. Saltzman's automobile for six months from his termination date and (v) amend his outstanding stock options to provide for 100% vesting on March 1, 2000, which options are to remain exercisable through the later of February 28, 2001 or ten days following the closing or termination of a business combination transaction resulting from the Company's execution of an agreement prior to February 28, 2001 which would constitute a "change of control" (as defined in the employment agreement).

        The Company entered into an employment agreement with Mr. Kelly E. Simmons in January 1999. This agreement provided for a two-year term, subject to automatic extension for an additional two years on each two-year anniversary of the agreement unless terminated early as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Simmons for "good reason" (as defined in the employment agreement). Beginning October 4, 1999, Mr. Simmons' annual base salary under the employment agreement was $215,000. The employment agreement also provided for an incentive bonus at the discretion of the Compensation Committee. The Company entered into a severance agreement with Mr. Simmons effective January 7, 2000. The severance agreement provided for the following compensation to Mr. Simmons, pursuant to the terms of his employment agreement: (i) payment of a lump sum of $430,000, (ii) continuation of his benefits through January 14, 2001 and (iii) amendment of his outstanding stock options to provide for 100% vesting on January 7, 2000. In addition, the severance agreement provided that his outstanding stock options would remain exercisable through the earlier of January 6, 2001 or the remainder of the exercise period established under the option agreement.

        The Company entered into an employment agreement with Mr. W. Audie Long in January 1999. This agreement expires two years from its effective date, subject to extension for successive two-year terms unless the Company elects not to extend the agreement. The employment agreement is subject to early termination as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Long for "good reason" (as defined in the employment agreement). Beginning October 4, 1999, Mr. Long's annual base salary under the employment agreement is $192,000. The employment agreement also provides for incentive bonuses at the discretion of the Compensation Committee.

        The Company entered into an employment agreement with Mr. Paul L. Gehri in January 1999. This agreement continued until December 31, 1999, subject to automatic extension unless and until terminated by either the Company or Mr. Gehri upon not less than 120 days' prior written notice. The employment agreement is subject to early termination as provided therein. Beginning October 4, 1999, Mr. Gehri's annual base salary under the employment agreement is $165,000, plus commissions earned if quarterly and annual revenue budgets for the LEC billing and systems and software businesses of the Company exceed certain amounts, with the total value of each of the bonus plans for the fiscal year ended September 30, 1999 equal to $30,000. The employment agreement also provides for incentive bonuses at the discretion of the Company.

        The Company entered into an employment agreement with Mr. Michael A. Harrelson in June 1997. This agreement provides for a three-year term unless terminated early as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Harrelson for "good reason upon change of control" (as defined in the employment agreement). As amended through April 1999, the employment agreement provides for a three-day work week and an annual base salary of $100,000 through the remaining term of the agreement. The employment agreement also provides for incentive bonuses at the discretion of the Company. The employment agreement provides that if Mr. Harrelson is terminated without "cause" (as defined in the employment agreement), he will be entitled to a lump-sum payment in the amount equal to his base salary under the agreement, without giving effect to the amendments to the agreement, for the unexpired portion of the three-year term of his agreement.

        The employment agreements of Messrs. Holmes and Long provide, and the agreements with Messrs. Saltzman and Simmons provided, that if the Company terminates their employment without cause (including the Company's election to not extend the employment agreement at any renewal date) or if they resign their employment for "good reason" (as defined in their employment agreements), they will be entitled to the following severance: Mr. Holmes - a lump-sum payment in the amount equal to his base salary for the unexpired portion of the five-year term of his agreement then in effect and without giving effect to any further extension (a maximum of approximately $1,875,000), continuation of his benefits through the unexpired term of his agreement and vesting of all outstanding stock options; Mr. Long - a lump-sum payment in the amount equal to two times his then effective annual base salary ($384,000), continuation of his benefits through the unexpired term of his agreement and vesting of all outstanding stock options; Mr. Saltzman - a lump-sum payment in the amount equal to two times his then effective annual base salary ($480,000), continuation of his benefits through the unexpired term of his agreement and vesting of all outstanding stock options; and Mr. Simmons - a lump-sum payment in the amount equal to two times his then effective annual base salary ($430,000), continuation of his benefits through the unexpired term of his agreement and vesting of all outstanding stock options.

        The employment agreement with Mr. Gehri provides that if, at any time within 12 months of a change of control, he ceases to be an employee of the Company by reason of (i) termination by the Company (or its successor) without "cause" (as defined in the employment agreement) or (ii) voluntary termination by the employee for "good reason upon change of control" (as defined in the employment agreement), he will be entitled to receive a lump-sum payment in the amount equal to his then effective annual base salary ($165,000) and vesting of all outstanding stock options

        A change of control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company's then outstanding securities is acquired, directly or indirectly, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such transaction), or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all or substantially all of the Company's assets.

        The employment agreements with Messrs. Holmes and Long provide, and the agreements with Messrs. Saltzman and Simmons provided, that if, at any time within 12 months of a change of control, they cease to be an employee of the Company by reason of (i) termination by the Company (or its successor) without "cause" (as defined in the employment agreements) or (ii) voluntary termination by the employee for "good reason upon change of control" (as defined in the employment agreements), in addition to the severance stated above, they will be entitled to receive (a) an additional payment, if any, that, when added to all other payments received in connection with a change of control, will result in the maximum amount allowed to be paid to an employee without triggering an excess parachute payment (as defined by the Internal Revenue Code), and (b) a payment or payments equaling the amount of any taxes and interest imposed on any payment or distribution by the Company to the employee upon termination under
(i) or (ii) above that constitutes an excess parachute payment. In addition, Mr. Long would be entitled to continuation of benefits for two years from the date of termination.

        The employment agreement with Mr. Harrelson provides that if, at any time within 12 months of a change of control, he ceases to be an employee of the Company by reason of (i) termination by the Company (or its successor) without "cause" (as defined in the employment agreement), he will be entitled to a lump-sum payment in the amount equal to his base salary for the unexpired portion of the three-year term of his agreement, or (ii) voluntary termination by the employee for "good reason upon change of control" (as defined in the employment agreement), he will be entitled to a lump sum payment equal to one times his then effective annual base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Lee Cooke, Thomas G. Loeffler and James E. Sowell, Directors of the Company, served on the Compensation Committee during the fiscal year ended September 30, 1999. Mr. Cooke served as Chairman of the Board and Chief Executive Officer of U.S. Medical Systems, Inc., now known as Sharps Compliance Corp., until July 1998 and continues to serve as a member of the Board of Directors of Sharps Compliance Corp. In addition, Mr. Cooke is Chairman of the Board and Chief Executive Officer of the reformed U.S. Medical Systems, Inc. Mr. Holmes, Chairman of the Board and Chief Executive Officer of the Company, also serves on the Board of Directors of Sharps Compliance Corp.

PERFORMANCE GRAPH

        The Company's Common Stock has been traded publicly since August 5, 1996. Prior to such date, there was no established market for its Common Stock. The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock from August 5, 1996 (the first day which the Common Stock was publicly traded), through November 30, 1999, with the cumulative total return of the S&P 500 Index and a peer group over the same period. The peer group is comprised of eight hundred seventy-three (873) data processing and computer companies with similar standard industrial classification codes as the Company, and whose stock is traded on the Nasdaq market. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at August 5, 1996, and that all dividends were reinvested.


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                 AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP


INDEX FOR:               8/05/96    9/30/96    3/31/97    9/30/97    3/31/98    9/30/98    3/31/99    9/30/99    11/30/99
----------               -------    -------    -------    -------    -------    -------    -------    -------    --------
The Company               100.0      104.7      112.9      164.7      244.1      131.8      111.8       47.1       52.1
S&P 500 Stocks            100.0      104.5      116.3      147.1      172.5      160.8      204.7      205.8      223.4
Nasdaq Computer and Data  100.0      109.4      105.6      148.0      184.6      193.1      300.0      322.5      388.3
    Processing Stocks

The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1999, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with.


                              RELATED TRANSACTIONS

        The Company charters a jet airplane from a company associated with Parris H. Holmes, Jr., Chairman of the Board and Chief Executive Officer of the Company. Under the terms of the charter agreement, the Company is obligated to pay annual minimum fees of $500,000 over the five years ending March 31, 2003 for such charter services. During the fiscal year ended September 30, 1999, the Company paid approximately $727,000 in fees related to this agreement.

        On April 13, 1998, the Company made a $250,000 loan, with interest accruing at the rate of 7% per annum, to Kelly E. Simmons, Executive Vice President of the Company and President and Chief Operating Officer of Aptis, Inc. until his resignation on January 7, 2000. The largest aggregate amount of indebtedness outstanding for this loan (including interest) during fiscal 1999 was $263,053, and the aggregate amount outstanding at December 31, 1999 was $70,370. The outstanding principal balance of $67,971 and accrued interest of $2,451 were forgiven by the Company on January 4, 2000 in lieu of a cash bonus.

        In December 1998, the Company acquired Communications Software Consultants, Inc. ("CommSoft") from Larry A. Davis, a Technical Advisor to the Board of Directors and Senior Vice President of the Company. In connection with the acquisition of CommSoft, Mr. Davis received 2,492,759 shares of Common Stock (which such shares were valued at $29,134,121 at the date of issuance).

        On August 20, 1999, the Company made a $50,000 loan, with interest accruing at the rate of 7% per annum, to Alan W. Saltzman, President and Chief Operating Officer of the Company until his resignation on September 1, 1999. The largest aggregate amount of indebtedness outstanding for this loan (including interest) during fiscal 1999 was $50,115. This principal and accrued interest, aggregating $50,115, were forgiven by the Company under the terms of the severance agreement entered into between the Company and Mr. Saltzman on September 1, 1999.


                        PROPOSALS FOR NEXT ANNUAL MEETING

        Any proposals of holders of Common Stock intended to be presented pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8") at the Annual Meeting of Stockholders to be held in 2001 must be received by the Company, addressed to the Secretary of the Company at 7411 John Smith Drive, Suite 200, San Antonio, Texas 78229-4898, between October 9, and November 8, 2000 to be considered for inclusion in the Company's proxy statement and form of proxy related to such meeting. After November 8, 2000, notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2001 Annual Meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

        The Company's Amended and Restated Bylaws establish an advance notice procedure with regard to stockholder proposals to be brought before an annual or special meeting of stockholders (the "Business Procedure"). The Business Procedure provides that stockholder proposals must be submitted in writing in a timely manner in order to be considered at any annual or special meeting. To be timely, notice must be received by Billing (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the date of Billing's proxy materials for the previous year's annual meeting, or

(ii) in the case of a special meeting, not less than the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders.

        Under the Business Procedure, notice relating to a stockholder proposal must contain certain information about such proposal and about the stockholder who proposes to bring the proposal before the meeting, including (a) the name and address of the stockholder who intends to make the proposal and the text of the proposal to be introduced; (b) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice; and (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal or proposals, specified in the notice. No business shall be conducted at a meeting except business brought before the annual meeting in accordance with the procedures set forth above. If the Chairman or other officer presiding at a meeting determines that the stockholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting. Nothing in the Business Procedure will preclude discussion by any stockholder of any proposal properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

      The provisions of the Business Procedure will be subject to rules of the Commission with respect to stockholder proposals so long as the Common Stock remains quoted on the Nasdaq National Market or is listed on a national securities exchange or is otherwise required to be registered under the Exchange Act. Any stockholder proposal that is submitted in compliance with such rules and is required by such rules to be set forth in the proxy statement of the Company will be so set forth despite the requirements of the Amended and Restated Bylaws of the Company with respect to the timing and form of notice for such proposals.


                                  OTHER MATTERS

        As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.


                                             By order of the Board of Directors,



                                             W. Audie Long
                                             CORPORATE SECRETARY

San Antonio, Texas
February 4, 2000

                                    APPENDIX


        In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, this appendix and the information contained herein is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act (except as provided in Rule14a-3) or to the liabilities of Section 18 of the Exchange Act.

FORM 10-K

        The Company's annual report on Form 10-K for the year ended September 30, 1999, has been filed with the Securities and Exchange Commission. A copy of this report may be obtained without cost by writing the Company's investor relations department at 7411 John Smith Drive, Suite 200, San Antonio, Texas 78229-4898, or calling (210) 949-7000.

        THE INFORMATION CONTAINED IN THIS APPENDIX CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INFORMATION RELATING TO THE COMPANY AND ITS SUBSIDIARIES THAT ARE BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THIS REPORT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND "INTEND" AND WORDS OR PHRASES OF SIMILAR IMPORT, AS THEY RELATE TO THE COMPANY OR ITS SUBSIDIARIES OR COMPANY MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT RISKS, UNCERTAINTIES AND ASSUMPTIONS RELATED TO CERTAIN FACTORS INCLUDING, WITHOUT LIMITATIONS, COMPETITIVE FACTORS, GENERAL ECONOMIC CONDITIONS, CUSTOMER RELATIONS, RELATIONSHIPS WITH VENDORS, THE INTEREST RATE ENVIRONMENT, GOVERNMENTAL REGULATION AND SUPERVISION, SEASONALITY, DISTRIBUTION NETWORKS, PRODUCT INTRODUCTIONS AND ACCEPTANCE, TECHNOLOGICAL CHANGE, CHANGES IN INDUSTRY PRACTICES, ONETIME EVENTS AND OTHER FACTORS DESCRIBED HEREIN AND IN OTHER FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. BASED UPON CHANGING CONDITIONS, SHOULD ANY ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ANY UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED OR INTENDED. THE COMPANY DOES NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

MARKET FOR THE COMPANY'S COMMON EQUITY AND
        RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

        The Company's common stock, par value $0.01 per share (the "Common Stock"), is quoted on the Nasdaq National Market under the symbol "BILL." The table below sets forth the high and low bid prices for the Common Stock from October 1, 1997, through December 10, 1999, as reported by the Nasdaq National Market. These price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                         HIGH            LOW
                                                      ---------       ---------

Fiscal Year Ended September 30, 1998:
   1st quarter                                        $24 11/16       $17  7/8
   2nd quarter                                        $30             $22
   3rd quarter                                        $29  5/8        $13  1/2
   4th quarter                                        $15  3/4        $ 8  5/16

Fiscal Year Ending September 30, 1999:
   1st quarter                                        $17             $10
   2nd quarter                                        $11  7/8        $ 7 15/16
   3rd quarter                                        $14             $ 9 7/8
   4th quarter                                        $11  3/16       $ 4 1/2

Fiscal Year Ending September 30, 2000:
   1st quarter (through December 10, 1999)            $ 7  1/8        $4  7/32

STOCKHOLDERS

        At December 10, 1999, there were 38,538,371 shares of Common Stock outstanding, held by 503 holders of record. The last reported sales price of the Common Stock on December 10, 1999, was $71/8 per share.

DIVIDEND POLICY

        The Company has never declared or paid any cash dividends on the Common Stock. The Company presently intends to retain all earnings for the operation and development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Furthermore, certain covenants in various credit agreements of the Company prohibit the payment of dividends on the Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company, the Notes thereto and the other financial information included elsewhere in this Report. For purposes of the following discussion, references to yearly periods refer to the Company's fiscal years ended September 30.

RESULTS OF OPERATIONS - CONSOLIDATED

        The following table presents certain items in the Company's Consolidated Statements of Income as a percentage of total revenues:

                                                    YEAR ENDED SEPTEMBER 30,
                                                   --------------------------
                                                    1999      1998      1997
                                                   ------    ------    ------
Operating revenues..............................    100.0%    100.0%    100.0%
Cost of revenues................................     60.4      61.5      62.3
                                                   ------    ------    ------

Gross profit....................................     39.6      38.5      37.7
Selling, general and administrative expenses....     19.5      13.1      11.4
Research and development........................      3.2       1.9       1.3
Advance funding program income, net.............     (2.0)     (4.4)     (5.0)
Depreciation and amortization expense...........      5.1       4.0       3.1
Special charges.................................      0.8       1.1      16.1
                                                   ------    ------    ------

Income from operations..........................     13.0      22.8      10.8
Other income, net...............................      2.1       2.5       0.4
                                                   ------    ------    ------

Income before provision for income taxes........     15.1      25.3      11.3
Provision for income taxes......................     (6.4)    (10.2)     (8.0)
                                                   ------    ------    ------

Net income......................................      8.7%     15.1%      3.2%
                                                   ======    ======    ======

        The Company's revenues are derived primarily from the provision of billing clearinghouse and information management services to telecommunications services providers ("Local Exchange Carrier billing" or "LEC billing") by its LEC billing division ("Billing"). Through its subsidiary, Aptis, Inc. ("Aptis"), the Company also operates a software division ("Software") that develops, markets and supports convergent billing and customer care software applications for telecommunications and Internet service providers and provides direct billing outsourcing services. In addition, the Company has Internet operations ("Internet") that include equity interests in Princeton eCom Corporation ("PTC"), formerly known as Princeton Telecom Corporation, and an Internet-related company located in Austin, Texas. Total revenues for 1999 were $181.3 million compared to $176.0 million in 1998 and $132.2 million in 1997, representing increases of 3.0% and 33.1%, respectively. The increase in total revenues from 1998 was primarily due to the increase in Aptis revenues while the increase from 1997 was primarily attributable to the increase in LEC billing revenues. Gross profit margin of 39.6% reported for 1999 compares to 38.5% achieved in 1998 and 37.7% achieved in 1997. The improvement from year to year is attributable to the growth of Aptis revenues as a percentage of total revenues due to the higher margins associated with Aptis sales. The Company's consolidated gross profit margin could increase in subsequent periods as a result of an increased contribution of higher gross margin Aptis revenues.

        Selling, general and administrative ("SG&A") expenses are comprised of all selling, marketing and administrative costs incurred in direct support of the business operations of the Company. SG&A expenses for 1999 were $35.3 million, or 19.5% of revenues, compared to $23.0 million, or 13.1% of revenues, in 1998, and $15.1 million in 1997, representing 11.4% of revenues. SG&A expenses as a percentage of revenues increased from year to year primarily due to the Aptis operations incurring a higher level of SG&A expenses as a percentage of revenue than the Company as a whole. This increased level of SG&A for Aptis is necessary as Aptis builds an infrastructure consistent with expected growth. As the revenues generated by Aptis operations have increased as a percentage of total revenue, the overall SG&A percentage has increased accordingly.

        Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, leasehold improvements, costs incurred in securing contracts with local telephone companies, goodwill and other intangibles. Depreciation and amortization expense as a percentage of revenues was 5.1%,

4.0% and 3.1% in 1999, 1998 and 1997, respectively. The increase in the percentage from year to year is attributable to increased capital expenditures made in order to provide the infrastructure needed to support the growth of the Company. These expenditures included the purchase of office furniture, computer equipment and software and leasehold improvements. Investments in leasehold improvements increased in connection with the Company's new facility in 1997 that serves as both a customer service center and the corporate and operational headquarters of the Company and leasing an additional customer service center in 1998. During 1999, 1998 and 1997, the Company recognized $626,000, $625,000 and
$205,000 of amortization expense, respectively, related to goodwill and other intangibles acquired in connection with the acquisition of CRM in June 1997.

        Income from operations was $23.5 million, $40.3 million and $14.3 million in 1999, 1998 and 1997, respectively. Income from operations for 1999 includes special charges of $1.5 million of expenses incurred in contemplation of a proposed separation of the Company's LEC billing and software businesses into two separate public companies. The proposed separation was terminated in the fourth quarter of fiscal 1999. Income from operations for 1998 reflects special charges of $2.0 million during the fourth quarter of 1998 representing in-process research and development costs acquired in connection with the acquisition of 22% of the capital stock of PTC. Income from operations for 1997 reflects special charges of $21.3 million incurred in the third quarter of 1997. The $21.3 million charge includes in-process research and development costs of $13.0 million acquired in connection with the acquisition of CRM. The remaining $8.3 million represents accumulated costs associated with the development of a direct billing system for a service bureau operation. The Company abandoned this development during the third quarter of 1997. Income from operations, exclusive of special charges, represented 13.8%, 23.9% and 26.9% of revenues in 1999, 1998 and 1997, respectively. The decrease in income from operations, exclusive of special charges, as a percentage of revenues from year to year is attributable to higher SG&A, research and development and depreciation expenses and lower net advance funding income as a percentage of revenues, offset partly by a higher gross profit margin.

        Net other income of $3.9 million in 1999 compares to net other income of $4.4 million in 1998 and $0.6 million in 1997. The increase in net other income for both 1999 and 1998 from 1997 was primarily due to increased interest income from short-term investments due to higher cash balances. The increase in interest income for 1999 was offset by the Company's $1.8 million equity in the loss of its investee, PTC, since the Company's initial investment in September 1998. Interest expense was also lower in 1999 and 1998 due to the paydown of long-term debt.

        The Company's effective tax rate was 42.3% in 1999, 40.3% in 1998 and 71.5% in 1997. The Company's effective tax rate is higher than the federal statutory rate due to the inclusion of state income taxes (in addition to federal income taxes) and certain deductions taken for financial reporting purposes that are not deductible for federal income tax purposes. Exclusive of nondeductible in-process research and development costs related to the acquisition of CRM and PTC and nondeductible losses from its Internet investments, the Company's effective tax rate would have been 39.3%, 38.7% and 41.0% in 1999, 1998 and 1997, respectively.

RESULTS OF OPERATIONS - LEC BILLING

        The following table presents the operating results of the Company's LEC billing division and as a percentage of related revenues for each year:


                                                                       YEAR ENDED SEPTEMBER 30,
                                                ---------------------------------------------------------------------
                                                        1999                     1998                     1997
                                                -------------------      -------------------      -------------------
Operating revenues .........................    $ 138,646     100.0%     $ 147,542     100.0%     $ 120,451     100.0%
Cost of revenues ...........................       87,763      63.3         92,761      62.9         75,472      62.7
                                                ---------     -----      ---------     -----      ---------     -----
Gross profit ...............................       50,883      36.7         54,781      37.1         44,979      37.3
Selling, general and administrative expenses        9,873       7.1          7,540       5.1          6,299       5.2
Research and development ...................        1,246       0.9          1,168       0.8            594       0.5
Advance funding program income, net ........       (3,673)     (2.6)        (7,793)     (5.3)        (6,567)     (5.5)
Depreciation and amortization expense ......        5,170       3.7          3,999       2.7          2,292       1.9
Special and other charges ..................        4,443       3.3           --                       --        --
                                                ---------     -----      ---------     -----      ---------     -----
Income from operations .....................    $  33,824      24.3%     $  49,867      33.8%     $  42,361      35.2%
                                                =========     =====      =========     =====      =========     =====

OPERATING REVENUES

        LEC billing fees charged by Billing include processing and customer service inquiry fees. Processing fees are assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer's revenue that is submitted by Billing to local telephone companies for billing and collection. Processing fees also include any charges assessed to Billing by local telephone companies for billing and collection services that are passed through to the customer. Customer service inquiry fees are assessed to customers either as a fee charged for each record processed by Billing or as a fee charged for each billing inquiry made by end users.

        Including a bad debt write-off of $3.2 million in 1999, LEC billing services revenues decreased $12.1 million, or 8.2%, in 1999 from 1998, and increased $27.1 million, or 22.5%, in 1998 from 1997. The decrease in revenue from 1998 was attributable to an overall decrease in the number of call records processed, as well as the $3.2 million charge. The revenue increase from 1997 was primarily attributable to an increase in the number of telephone call records processed and billed on behalf of direct dial long distance customers. Despite the overall increase in revenue from 1997, the number of call records processed for billing during 1998 and 1999 was negatively impacted by "slamming" and "cramming" issues that have occurred in the long distance industry. Slamming is defined as the unauthorized and illegal switching of a customer's telephone service from one carrier to another carrier, while cramming is the practice of a company billing customers for products and services that the consumer did not knowingly authorize. These "slamming and cramming" issues have caused some of the larger Local Exchange Carriers ("LECs") to affect the ability of certain of Billing's customers to market certain services. Also, as a proactive measure, Billing has taken action against certain customers that includes, but is not limited to, the cessation of billing for certain new or existing products. Management continues to take actions in order to mitigate the effects of "slamming and cramming" issues on the call record volumes of its current customer base. These actions have resulted in lower revenues for 1999 and 1998.

Telephone call record volumes were as follows:

                                                      YEAR ENDED SEPTEMBER 30,
                                                      ------------------------
                                                       1999     1998      1997
                                                      -----    -----     -----
                                                            (IN MILLIONS)
Direct dial long distance services ..............     599.0    612.6     510.3
Operator services ...............................      97.2    134.6     133.4
Enhanced billing services........................       4.7     11.4       9.6
Billing management services......................     230.4    329.1     342.1

        Although billing management records decreased significantly from 1997 to 1999, the impact on revenues was minimal because revenue per record for billing management customers, who have their own billing and collection agreements with the local telephone companies, is significantly less than revenue per record for Billing's other customers.

COST OF REVENUES

        Cost of revenues includes billing and collection fees charged to Billing by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers. Billing achieves discounted billing costs due to its aggregated volumes and can pass these discounted costs on to its customers.

        Including the $3.2 million charge to revenue discussed above, the gross profit margin for 1999 was 35.2% compared to 37.1% achieved in 1998 and 37.3% achieved in 1997. The decrease in margin in 1999 from 1998 is primarily attributable to the $3.2 million charge in 1999. Excluding this charge, gross profit margin was 36.7% for 1999. The decrease in margin from 1998 was also attributable to the loss of certain higher margin enhanced billing services revenues. The decrease in these revenues is the result of actions to reduce the incidence of slamming and cramming.

SELLING, GENERAL AND ADMINISTRATIVE

        Including the $3.2 million charge to revenue discussed above and a charge of $1.2 million to SG&A in 1999 for a legal judgment, SG&A expenses for 1999 were $11.1 million or 8.2% of revenues, compared to $7.5 million, or 5.1% of revenues in 1998, and $6.3 million in 1997, representing 5.2% of revenues. The increase in SG&A as a percentage of revenue in 1999 was primarily due to the overall decrease in revenue as well as the $1.2 million charge. Excluding this charge and the $3.2 million charge to revenue discussed above, SG&A as a percentage of revenue in 1999 was 7.1%.

        Expenses related to certain corporate functions, such as treasury, financial reporting, investor relations, legal, payroll, human resources and management information systems, have not been fully charged to Billing, but are included in the consolidated results of operations as general corporate expenses.

RESEARCH AND DEVELOPMENT

        Research and development expenses are comprised of the salaries and benefits of the employees involved in software development and related expenses. Billing internally funds research and development activities with respect to efforts associated with creating new and enhanced billing services products. Research and development expenses in both 1999 and 1998 were $1.2 million compared to $0.6 million in 1997. Billing intends to continue its research and development efforts in the future and anticipates spending approximately $1.0 million during 2000 for such expenses.

ADVANCE FUNDING PROGRAM INCOME AND EXPENSE

        Advance funding program income was $3.8 million in 1999 compared with $7.9 million in 1998 and $7.3 million in 1997. The year-to-year fluctuations were primarily the result of the level of customer receivables financed under the Company's advance funding program (see "Advance Funding Program and Receivable Financing Facility" below). The quarterly average balance of purchased receivables was $48.2 million, $83.0 million and $73.6 million in 1999, 1998 and 1997, respectively.

        The decrease in advance funding program expense to $0.1 million in both 1999 and 1998 from $0.7 million in 1997 was attributable to the Company financing all customer receivables during 1999 and 1998 with internally generated funds rather than with funds borrowed through the Company's revolving credit facility. The expense recognized during 1999 and 1998 represents unused credit facility fees and is the minimum expense that the Company could have incurred during these years.

INCOME FROM OPERATIONS

        Including special and other charges, income from operations in 1999 was $33.8 million, or 25.0% of revenues, compared to income from operations of $49.9 million, or 33.8% of revenues, in 1998 and $42.4 million, or 35.2% of revenues, in 1997. The decrease in income from operations as a percentage of revenues from year to year is attributable to lower net advance funding income and higher operating expenses as a percentage of revenues, as well as a lower gross profit margin. Excluding the $1.2 million charge to SG&A and the $3.2 million charge to revenue discussed above, income from operations in 1999 was $38.3 million, or 27.6% of revenues.

RESULTS OF OPERATIONS - SOFTWARE

        The following table presents the operating results of the Company's software division and as a percentage of related revenues for each year:


                                                                     YEAR ENDED SEPTEMBER 30,
                                                --------------------------------------------------------------
                                                       1999                 1998                   1997
                                                -----------------     -----------------     ------------------
Software revenues ..........................    $ 19,712     42.9%    $ 10,067     35.3%    $  3,327      28.2%
Services revenues ..........................      19,011     41.4        9,589     33.7        4,661      39.6
Hardware revenues ..........................       7,198     15.7        8,825     31.0        3,798      32.2
                                                --------    -----     --------    -----     --------     -----
  Total operating revenues .................      45,921    100.0       28,481    100.0       11,786     100.0
Cost of revenues ...........................      21,756     47.4       15,417     54.1        6,963      59.1
                                                --------    -----     --------    -----     --------     -----
Gross profit ...............................      24,165     52.6       13,064     45.9        4,823      40.9
Selling, general and administrative expenses      10,932     23.8        5,495     19.3        2,015      17.1
Research and development ...................       4,479      9.8        2,109      7.4        1,067       9.1
Depreciation and amortization expense ......       2,168      4.7        1,380      4.8          494       4.2
Special and other charges ..................         780      1.7         --       --         21,252     180.3
                                                --------    -----     --------    -----     --------     -----
  Income (loss) from operations ............    $  5,806     12.6%    $  4,080     14.3%    $(20,005)    (169.7)%
                                                ========    =====     ========    =====     ========     =====

        In addition to license and maintenance fees charged by Aptis for the use of its billing software applications, fees are charged on a time and materials basis for software customization and professional services. Processing fees for direct billing services provided through Aptis' service bureau are assessed to customers based on volume. Aptis' revenues also include retail sales of third-party computer hardware and software.

        Aptis revenues increased $17.4 million, or 61.2%, in 1999 from 1998, and increased $16.7 million, or 141.7%, in 1998 from 1997. The increase in revenues from the prior years was primarily attributable to the increase in license and maintenance fees.

COST OF REVENUES

        Cost of revenues includes the cost of third-party computer hardware and software sold, and the salaries and benefits of software development, technical, service bureau and professional service personnel who generate revenue from contracted services.

        Gross profit margin of 52.6% reported for 1999 compares to 45.9% achieved in 1998 and 40.9% achieved in 1997. The improvement from year to year is attributable to the growth of Aptis software license and maintenance fees as a percentage of total revenues in 1999 and 1998. This growth served to improve gross margin due to the higher margins associated with such revenues.

SELLING, GENERAL AND ADMINISTRATIVE

        Including a bad debt write-off of $0.8 million in 1999, SG&A expenses for 1999 were $11.7 million, or 25.5% of revenues, compared to $5.5 million, or 19.3% of revenues, in 1998, and $2.0 million in 1997, representing 17.1% of revenues. SG&A expenses as a percentage of revenues increased from the prior years primarily due to increased expenditures to provide the infrastructure necessary to support the projected growth of the software business and increased marketing expenses. The Company expects that marketing expenditures will continue to significantly increase in light of Aptis' aggressive marketing campaign.

        Expenses related to certain corporate functions, such as treasury, financial reporting, investor relations, legal, payroll, human resources and management information systems, have not been fully charged to the Aptis division, but are included in the consolidated results of operations as general corporate expenses.

RESEARCH AND DEVELOPMENT

        Research and development ("R&D") expenses are comprised of the salaries and benefits of the employees involved in software development and related expenses. Aptis is actively involved in ongoing research and development efforts associated with creating new and enhanced products related to its convergent billing software platform for both telecommunication and Internet service providers. Research and development expenses in 1999 were $4.5 million compared to $2.1 million in 1998 and $1.1 million in 1997. The Company intends to significantly increase its research and development efforts in the future and anticipates spending approximately $9 to $10 million during 2000 for such expenses.

INCOME FROM OPERATIONS

        Exclusive of special and other charges, income from operations in 1999 was $6.6 million, or 14.3% of revenues, compared to income of $4.1 million, or 14.3% of revenues, in 1998 and income of $1.2 million, or 10.6% of revenues, in 1997. Income from operations as a percentage of revenues in 1999 reflected higher SG&A and research and development expenses as a percentage of revenues, which were offset by a higher gross profit margin. The increase in income from operations as a percentage of revenues in 1998 from 1997 is attributable to a higher gross profit margin, offset partly by higher operating expenses as a percentage of revenues.

RESULTS OF OPERATIONS - INTERNET

        The Company began its Internet operations with its initial investment in PTC in September 1998. During 1999, in addition to recording its equity in the net loss of PTC of $1.8 million, which is included in "Other Income," the Company recorded $0.5 million of SG&A and R&D expenses related to its initial investment in an Internet company located in Austin, Texas.

YEAR 2000 CONTINGENCY

        The operation of the Company's business is highly dependent on its computer software programs and operating systems (collectively, "Programs and Systems"). These Programs and Systems are used in several key areas of the Company's business, including information management services, third-party billing clearinghouse services (including the advance funding program), direct billing services and financial reporting, as well as in various administrative functions. In providing information management, third-party billing clearinghouse and direct billing services, the Company processes telephone call records which are date sensitive. The Company also develops, sells and supports sophisticated billing systems and software (the "Billing Systems") which must be able to process date-dependent data correctly. Certain of the Billing Systems sold by the Company have been warranted to process information related to or including dates that are prior to, on or after January 1, 2000.

        The Company has been evaluating its Programs and Systems to identify potential Year 2000 readiness problems, as well as manual processes, external interfaces with customers and services supplied by vendors to coordinate Year 2000 compliance and conversion. The Year 2000 problem refers to the limitations of the programming code in certain existing software programs to recognize date-sensitive information for the Year 2000 and beyond. Unless modified prior to December 31, 1999, such systems may not properly recognize such information and could generate erroneous data or cause a system to fail to operate properly. The Company filed a Year 2000 Certification Request with ITAA (Information Technology Association of America) in January 1999. The Company has installed its Year 2000 compliant Billing Systems in its Service Bureau operation and made a general release of such Billing Systems available in the second fiscal quarter of 1999. The Company believes that all significant modifications and replacements required to make its systems that perform LEC billing Year 2000 compliant were completed during April 1999.

        The Company believes that, with modifications to existing software and conversions to new software, the Year 2000 problem will not pose a significant operational problem for the Company. However, because the Company's business relies on processing date-sensitive telephone call records supplied by third parties, it is possible that non-compliant third-party computer systems may not be able to provide accurate data for processing through the Company's computer systems. The Company's business, financial condition and results of operations could be materially adversely affected by the Year 2000 problem if it or unrelated parties fail to successfully address this issue.

        Management of the Company currently anticipates that the total expenses and capital expenditures associated with its Year 2000 readiness project, including costs associated with modifying the Programs and Systems and the cost of purchasing or leasing certain hardware and software, will be approximately $3 million. As of September 30, 1999, the Company has spent approximately $1.5 million on capital expenditures for related hardware and software and incurred and expensed approximately $1.0 million in personnel and other costs related to the Year 2000 readiness process. Any additional personnel or other costs related to this process will be expensed as incurred. The cost of Year 2000 readiness is the best estimate of Company management and is believed to be reasonably accurate.

        In the event the Company's plan to address the Year 2000 problem was not successfully implemented, the Company may need to devote more resources to the process and additional costs may be incurred, which could have a material adverse effect on the Company's financial condition and results of operations. Problems encountered by the Company's vendors, customers and other third parties also may have a material adverse effect on the Company's financial condition and results of operations.

        In the event the Company determines, following the Year 2000 date change, that its Programs and Systems are not Year 2000 ready, the Company will be unable to process date-sensitive telephone call records and thus be unable to provide most of its revenue-producing services, which will have a material adverse effect on the Company's financial condition and results of operations. The Company also will likely experience considerable delays in compiling information required for financial reporting and performing various administrative functions. In addition, in the event the Company's Billing Systems are not Year 2000 ready, the Company will be required to devote more monetary and other resources to achieving such readiness, which could have a material adverse effect on the Company's financial condition and results of operations.

        The Company has developed a contingency plan for implementation in the event its Programs and Systems are not Year 2000 ready prior to December 31, 1999. Such contingency plans are modeled upon the Company's Disaster Recovery Plan. The Disaster Recovery Plan outlines a strategy for reduced continued operations following a natural disaster that damages the Company's operations center in San Antonio, Texas.

        The above Year 2000 disclosure constitutes a "Year 2000 Readiness Disclosure" as defined in The Year 2000 Information and Readiness Disclosure Act (the "Act"), which was signed into law on October 19, 1998. The Act provides added protection from liability for certain public and private statements concerning a company's Year 2000 readiness.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's cash balance increased to $134.0 million at September 30, 1999, from $121.0 million at September 30, 1998. Large fluctuations in daily cash balances are normal due to the large amount of customer receivables that the Company collects on behalf of its LEC billing customers. The Company's working capital position increased to $73.6 million at September 30, 1999, from $60.2 million at September 30, 1998, and its current ratio was 1.5:1 and 1.4:1 at September 30, 1999 and 1998, respectively. Net cash provided by operating activities was $22.1 million, $40.6 million and $30.7 million in 1999, 1998 and 1997, respectively, and primarily reflected net income from 1997 to 1999, exclusive of special charges.

        In December 1996, the Company obtained a $50.0 million revolving line of credit facility with certain lenders primarily to draw upon to advance funds to its billing customers prior to collection of the funds from the local telephone companies. This credit facility terminates on March 20, 2000. Borrowings under the credit facility are limited to a portion of the Company's eligible receivables. Management is currently in negotiations with its lenders to renew the line of credit and expects that the credit facility will be further renewed with similar or more favorable terms. No amounts were borrowed by the Company under its credit facility at either September 30, 1999 or 1998. At September 30, 1999, the amount available under the Company's credit facility was $42.0 million.

        Under certain of its credit agreements, the Company is prohibited from paying dividends on its common stock, is required to comply with certain financial covenants and is subject to certain limitations on the issuance of additional secured debt. The Company was in compliance with all required covenants at September 30, 1999 and 1998.

        Capital expenditures amounted to approximately $9.5 million in 1999 and related primarily to the purchase of computer equipment and software. The Company anticipates capital expenditures before acquisitions, if any, of approximately $8 million in fiscal 2000 largely related to expenditures for furniture, fixtures, leasehold improvements, computer software and hardware upgrades. The Company believes that it will be able to fund expenditures with internally generated funds and borrowings, but there can be no assurance that such funds will be available or expended.

        Effective June 1, 1997, the Company acquired Computer Resources Management, Inc. ("CRM"), a company that develops software systems for the direct billing of telecommunications services. An aggregate of $8.5 million cash and 650,000 shares of the Company's common stock were issued in connection with this purchase transaction. All of the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of the earnings per share calculations. During the third quarter of 1997, the Company expensed $13.0 million of in-process research and development costs acquired from the acquisition. The Company granted certain registration rights to and entered into an employment agreement with the principal of CRM.

        In September 1998, the Company acquired a 22% ownership position in PTC, which is a privately held company headquartered in Princeton, New Jersey specializing in comprehensive electronic bill presentment and payment services via the Internet to financial institutions and large businesses. Through September 30, 1999, the Company acquired additional shares of PTC common stock, increasing the Company's ownership position to approximately 24% at September 30, 1999. The Company accounts for its investment in PTC under the equity method. In November 1999, the Company announced that it recently signed an agreement to increase its ownership interest in PTC to 27% with an additional equity investment of $2.6 million. The Company also anticipates additional equity investments in PTC as PTC positions itself for further growth.

        Effective October 1, 1998, the Company acquired Expansion Systems Corporation ("ESC"), a privately held company headquartered in Glendale, California that develops and markets billing and registration systems to Internet Service Providers ("ISPs") under its flagship products TOTALBILL and INSTANTREG. An aggregate of 170,000 shares of the Company's Common Stock was issued in connection with this transaction.

        In December 1998, the Company completed the merger of Communications Software Consultants, Inc. ("CommSoft") in consideration of 2,492,759 shares of the Company's common stock. CommSoft was a privately held, international software development and consulting firm specializing in the telecommunications industry. The business combination has been accounted for as a pooling of interests. The consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of CommSoft.

        In July 1999, the Company acquired a 60% equity interest in an Internet company located in Austin, Texas that is developing an Internet-based financial services website focused on the credit union industry and its members. In November 1999, the Company acquired the remaining 40% of this company through the related acquisition of FIData, Inc., a company located in San Antonio, Texas that provides Internet-based automated loan approval products to the financial services industries. The total consideration for these acquisitions is approximately $4.0 million in cash, 1,100,000 shares of the Company's common stock and debt assumption of $0.9 million.

        As of the date of this report, the Company has invested $21.7 million, and committed an additional $2.6 million of capital resources in the Internet arena and plans to make further significant investments of capital in Internet-related operations over the foreseeable future. The Company will continue to review additional strategic Internet acquisition opportunities that will complement or enhance its existing operations.

        The Company's operating cash requirements consist principally of working capital requirements, requirements under its advance funding program, scheduled payments of principal on its outstanding indebtedness and capital expenditures. The Company believes that it has the ability to continue to secure long-term equipment financing and that this ability, combined with cash flows generated from operations and periodic borrowings under its receivable financing facility, will be sufficient to fund capital expenditures, advance funding requirements, working capital needs and debt repayment requirements for the foreseeable future.

ADVANCE FUNDING PROGRAM AND RECEIVABLE FINANCING FACILITY

        Since it generally takes 40 to 90 days to collect receivables from the local telephone companies, customers can significantly accelerate cash receipts by utilizing the Company's advance funding program. The Company offers participation in this program to qualifying customers through its Advance Payment Agreement. Under the terms of this agreement, the Company purchases the customer's accounts receivable for an amount equal to the face amount of the billing records submitted to the local telephone companies by the Company for billing and collection, less certain deductions. The purchase price is remitted by the Company to its customers in two payments.

        Within five days from receiving a customer's records, an initial payment is made to the customer based on a percentage of the value of the customer's call records submitted to the local telephone companies. This percentage is established by the Advance Payment Agreement and generally ranges between 50% and 80%. The Company pays the remaining balance of the purchase price upon collection of funds from the local telephone companies. A portion of the funds used to make the advance payments may be borrowed under the Company's revolving line of credit facility. The amount borrowed by the Company under this credit facility to finance the advance funding program was $0 at September 30, 1999 and 1998.

        Service fees charged to customers by the Company are recorded as Advance Funding Program Income and are computed at a rate above the prime rate on the amount of advances (initial payments) outstanding to a customer during the period commencing from the date the initial payment is made until the Company recoups the full amount of the initial payment from local telephone companies. The rate charged to the customer by the Company is higher than the interest rate charged to the Company, in part to cover the administrative expenses incurred in providing this service. Borrowing costs are computed at a rate below the prime interest rate and are based on the amount of borrowings outstanding during the period commencing from the date the funds are borrowed until the loan is repaid by the Company. Borrowing costs are recorded as Advance Funding Program Expense. The result of these financing activities is the generation of a net amount of Advance Funding Program Income that contributes to the net income of the Company.

        As part of the Advance Payment Agreement, the Company contractually purchases the customer accounts receivable upon which funds are advanced. Further, the customer may grant a first lien security interest in other customer accounts and assets and will take other action as may be required to perfect the Company's first lien security interest in such assets. Under the terms of the credit facility agreement, the Company is obligated to repay amounts borrowed whether or not the purchased accounts receivable are actually collected.

SEASONALITY

        To some extent, the revenues and call record volumes of most customers using the LEC billing services of the Company are affected by seasonality. For example, the Company's direct dial long distance customers use the Company's services primarily to bill residential accounts, which typically generate a higher traffic volume around holidays, particularly Thanksgiving, Christmas and New Year's Day. As a result, direct dial long distance billing revenues for the Company's first and second fiscal quarters ending December 31 and March 31, respectively, historically have been higher than other quarters after adjusting for new business. The seasonal effect caused by the Company's direct dial long distance customers has been mitigated to some extent, however, as a result of the Company's business from operator services customers. Typically, the Company's operator services customers experience decreased call record volumes in the fall and winter months as pay telephone usage declines due to inclement weather. Consequently, the Company has historically reported lower operator services billing revenues in the first and second fiscal quarters. The Company's software and Internet operations are not significantly affected by seasonality.

EFFECT OF INFLATION

        Inflation historically has not been a material factor affecting the Company's business. Prices charged to the Company by local telephone companies and third-party vendors for billing, collection and transmission services have not increased significantly during the past year. General operating expenses such as salaries, employee benefits and occupancy costs are, however, subject to normal inflationary pressures.

NEW ACCOUNTING STANDARDS

        Management of the Company does not anticipate the adoption of any new accounting standards recently issued by the authoritative bodies will have a material impact on the Company's financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

        The Company is exposed to interest rate risk primarily through its portfolio of cash equivalents and short-term marketable securities. The Company does not believe that it has significant exposure to market risks associated with changing interest rates as of September 30, 1999 because the Company's intention is to maintain a liquid portfolio to take advantage of investment opportunities. The Company does not use derivative financial instruments in its operations.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The Consolidated Financial Statements of the Company and the related report of the Company's independent public accountants thereon are included in this report at the page indicated.

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants.................................   A-13
Consolidated Balance Sheets at September
  30, 1999 and 1998......................................................   A-14
Consolidated Statements of Income for the
  Years Ended September 30, 1999, 1998 and 1997..........................   A-15
Consolidated Statements of Stockholders' Equity
  for the Years Ended September 30, 1999, 1998 and 1997..................   A-16
Consolidated Statements of Cash Flows for the
  Years Ended September 30, 1999, 1998 and 1997..........................   A-17
Notes to Consolidated Financial Statements...............................   A-18

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Billing Concepts Corp.:

        We have audited the accompanying consolidated balance sheets of Billing Concepts Corp. (a Delaware corporation) and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Billing Concepts Corp. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.


                                    /s/ ARTHUR ANDERSEN LLP

San Antonio, Texas
November 17, 1999

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

                                                                    SEPTEMBER 30,
                                                             -------------------------
                                                                1999            1998
                                                             ---------       ---------
Current assets:
 Cash and cash equivalents ...............................   $ 134,007       $ 120,972
 Accounts receivable, net of allowance for
   doubtful accounts of $1,662 (1999) and $374 (1998) ....      44,053          36,163
 Purchased receivables ...................................      31,375          64,477
 Prepaids and other ......................................       3,776           4,055
                                                             ---------       ---------

      Total current assets ...............................     213,211         225,667
Property and equipment ...................................      45,969          34,681
 Less accumulated depreciation and amortization ..........     (20,101)        (11,235)
                                                             ---------       ---------

      Net property and equipment .........................      25,868          23,446
Equipment held under capital leases, net of
  accumulated amortization of $963 (1998) ................           0             441
Other assets, net of accumulated amortization of
  $4,013 (1999) and $2,796 (1998) ........................       8,470           9,059
Investment in equity affiliate ...........................       7,530           8,000
                                                             ---------       ---------

      Total assets .......................................   $ 255,079       $ 266,613
                                                             =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Trade accounts payable ..................................   $  21,397       $  19,053
 Accounts payable - billing customers ....................      90,089         118,599
 Accrued liabilities .....................................      28,172          26,757
 Current portion of long-term debt and
   obligations under capital leases ......................           0           1,011
                                                             ---------       ---------

      Total current liabilities ..........................     139,658         165,420
Long-term debt and obligations under capital
  leases, less current portion ...........................           0           2,468
Deferred income taxes ....................................       1,971           2,949
Other liabilities ........................................       1,315           1,635
                                                             ---------       ---------

      Total liabilities ..................................     142,944         172,472
Commitments and contingencies (see Notes 4 and 11)

Stockholders' equity:
 Preferred stock, $0.01 par value, 10,000,000 shares
   authorized, no shares issued or outstanding at
   September 30, 1999 or 1998 ............................           0               0
 Common stock, $0.01 par value, 75,000,000 shares
   authorized, 37,378,216 shares issued and outstanding
   at September 30, 1999; 36,642,890 shares issued and
   outstanding at September 30, 1998 .....................         374             366
Additional paid-in capital ...............................      63,771          60,028
Retained earnings ........................................      48,213          34,141
Deferred compensation ....................................        (223)           (394)
                                                             ---------       ---------

      Total stockholders' equity .........................     112,135          94,141
                                                             ---------       ---------

      Total liabilities and stockholders' equity .........   $ 255,079       $ 266,613
                                                             =========       =========

        The accompanying notes are an integral part of these consolidated financial statements.

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         FOR THE YEAR ENDED
                                                         ------------------
                                                            SEPTEMBER 30,
                                                            -------------
                                                   1999          1998          1997
                                                ---------     ---------     ---------
Operating revenues .........................    $ 181,324     $ 176,023     $ 132,237
Cost of revenues ...........................      109,519       108,178        82,435
                                                ---------     ---------     ---------

Gross profit ...............................       71,805        67,845        49,802
Selling, general and administrative expenses       35,311        22,997        15,104
Research and development ...................        5,788         3,277         1,661
Advance funding program income .............       (3,798)       (7,919)       (7,255)
Advance funding program expense ............          125           126           688
Depreciation and amortization expense ......        9,329         7,098         4,067
Special charges (see Note 6) ...............        1,529         2,000        21,252
                                                ---------     ---------     ---------

Income from operations .....................       23,521        40,266        14,285
Other income (expense):
 Interest income ...........................        5,805         4,460           998
 Interest expense ..........................          (16)         (269)         (537)
 Equity in net loss of investee ............       (1,809)            0             0
 Other, net ................................         (100)          241           132
                                                ---------     ---------     ---------

    Total other income, net ................        3,880         4,432           593
                                                ---------     ---------     ---------

Income before provision for income taxes ...       27,401        44,698        14,878
Provision for income taxes .................      (11,579)      (17,995)      (10,640)
                                                ---------     ---------     ---------

Net income .................................    $  15,822     $  26,703     $   4,238
                                                =========     =========     =========

Basic:
Net income per common share ................    $    0.43     $    0.74     $    0.13
                                                =========     =========     =========

Weighted average common shares outstanding .       37,116        35,844        33,525
                                                =========     =========     =========


Diluted:
Net income per common share and common
  share equivalents ........................    $    0.42     $    0.71     $    0.12
                                                =========     =========     =========

Weighted average common shares and common
  share equivalents outstanding ............       37,685        37,488        35,092
                                                =========     =========     =========

        The accompanying notes are an integral part of these consolidated financial statements.

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
                                 (IN THOUSANDS)


                                          COMMON STOCK           ADDITIONAL
                                    ------------------------       PAID-IN        RETAINED       DEFERRED
                                      SHARES         AMOUNT        CAPITAL        EARNINGS     COMPENSATION        TOTAL
                                    ---------      ---------      ---------      ---------     ------------      ---------
Balances at September 30, 1996         32,585      $     326      $  19,628      $   3,200       $       0       $  23,154
 Issuance of common stock ....            686              6          9,831              0               0           9,837
 Exercise of stock options and
   warrants ..................          1,618             16         11,956              0               0          11,972
 Issuance of stock options ...              0              0          1,490              0          (1,490)              0
 Compensation expense ........              0              0              0              0             540             540
 Net income ..................              0              0              0          4,238               0           4,238
                                    ---------      ---------      ---------      ---------       ---------       ---------
Balances at September 30, 1997         34,889            348         42,905          7,438            (950)         49,741

 Issuance of common stock ....             47              1            716              0            (170)            547
 Exercise of stock options and
   warrants ..................          1,707             17         16,407              0               0          16,424
 Compensation expense ........              0              0              0              0             726             726
 Net income ..................              0              0              0         26,703               0          26,703
                                    ---------      ---------      ---------      ---------       ---------       ---------

Balances at September 30, 1998         36,643            366         60,028         34,141            (394)         94,141
 Issuance of common stock ....            268              3            694         (1,750)              0          (1,053)
 Issuance of  stock options ..              0              0             84              0             (84)              0
 Exercise of stock options and
   warrants ..................            467              5          2,965              0               0           2,970
 Compensation expense ........              0              0              0              0             255             255
 Net income ..................              0              0              0         15,822               0          15,822
                                    ---------      ---------      ---------      ---------       ---------       ---------

Balances at September 30, 1999         37,378      $     374      $  63,771      $  48,213       $    (223)      $ 112,135
                                    =========      =========      =========      =========       =========       =========

        The accompanying notes are an integral part of these consolidated financial statements.

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------------------
                                                            1999            1998            1997
                                                         ---------       ---------       ---------
Cash flows from operating activities:
 Net income .......................................      $  15,822       $  26,703       $   4,238
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization .................          9,329           7,098           4,067
    Deferred compensation .........................            255             726             540
    (Gain) loss on disposition of equipment .......              6            (114)            141
    Equity in net loss of investee ................          1,809               0               0
    Noncash special charges .......................              0           2,000          21,252
    Changes in operating assets and liabilities:
      Increase in accounts receivable .............         (7,810)         (8,567)         (8,232)
      (Increase) decrease in prepaids and other ...            284            (532)         (1,811)
      Increase (decrease) in trade accounts payable          1,994            (903)          6,923
      Increase in accrued liabilities .............          1,355          11,890           3,002
      Increase (decrease) in deferred income taxes            (650)          1,140              88
      Increase (decrease) in other liabilities ....           (320)          1,136             499
                                                         ---------       ---------       ---------
Net cash provided by operating activities .........         22,074          40,577          30,707
Cash flows from investing activities:
 Purchases of property and equipment ..............         (9,548)        (12,472)        (18,073)
 Purchase of software development company, net
   of cash acquired ...............................              0               0          (8,403)
 Investments in net assets of equity affiliate ....         (1,339)        (10,000)              0
 Collections of purchased receivables, net ........         33,102           5,698             745
 Collections of proceeds due (payments made)
   to billing customers, net ......................        (28,510)         43,433          15,541
 Collections of (payments for) sales taxes
   due on behalf of billing .......................           (914)          3,692           4,249
 Proceeds from sale of equipment ..................              0             538             127
 Other investing activities .......................         (1,005)         (1,159)         (1,065)
                                                         ---------       ---------       ---------
Net cash provided by (used in) investing
  activities ......................................         (8,214)         29,730          (6,879)
Cash flows from financing activities:
 Payments on revolving line of credit for
   purchased receivables, net .....................              0               0         (19,010)
 Proceeds from issuance of long-term debt .........              0             600           4,404
 Payments on long-term debt .......................         (3,199)           (795)         (4,278)
 Payments on capital leases .......................           (280)           (451)         (2,831)
 Proceeds from issuance of common stock ...........          2,654           8,485           6,578
                                                         ---------       ---------       ---------
Net cash provided by (used in)
  financing activities ............................           (825)          7,839         (15,137)

Net increase in cash and cash equivalents .........         13,035          78,146           8,691
Cash and cash equivalents, beginning of year ......        120,972          42,826          34,135
                                                         ---------       ---------       ---------

Cash and cash equivalents, end of year ............      $ 134,007       $ 120,972       $  42,826
                                                         =========       =========       =========

        The accompanying notes are an integral part of these consolidated financial statements.

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        SEPTEMBER 30, 1999, 1998 AND 1997

NOTE 1. BUSINESS ACTIVITY

        Billing Concepts Corp. ("BCC"), formerly known as Billing Information Concepts Corp., was incorporated in the State of Delaware in 1996. BCC was previously a wholly owned subsidiary of U.S. Long Distance Corp. ("USLD") that, upon its spin-off from USLD, became an independent, publicly held company. BCC and its subsidiaries (collectively, the "Company") provide billing clearinghouse and information management services (Local Exchange Carrier "LEC" billing services) in the United States to the telecommunications industry. Through its subsidiary, Aptis, Inc. ("Aptis"), the Company develops, licenses and supports convergent billing systems for telecommunications and Internet service providers and provides direct billing outsourcing services. The Company also provides Internet-based automated loan approval products to the financial services industries and is developing an Internet-based financial services website focused on the credit union industry and its members.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

        The accompanying consolidated financial statements include the accounts of BCC and its wholly and majority owned subsidiaries. The Company's 24% investment in the capital stock of Princeton eCom Corporation ("PTC") (see Note
5) is accounted for using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified for comparative purposes.

ESTIMATES IN THE FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION POLICIES

        The Company recognizes revenue from its LEC billing services when records that are to be billed and collected by the Company are processed. Revenue from the sale of convergent billing systems, including the licensing of software rights, is recognized at the time the product is delivered to the customer, provided that the Company has no significant related obligations or collection uncertainties remaining. If there are significant obligations related to the installation or development of the system delivered, revenue is recognized in the period that the Company fulfills its obligations. Services revenue related to the Company's software operations is recognized in the period that the services are provided. The Company recorded bad debt expense of $1,774,000, $292,000, and $166,000 and recorded bad debt write-offs of $486,000,
$56,000, and $28,000 to its allowance for doubtful accounts for 1999, 1998 and 1997, respectively.

LEC BILLING SERVICES

        The Company provides LEC billing services to telecommunications services providers through billing agreements with the local telephone carriers, which maintain the critical database of end-user names and addresses of the billed parties. Bills are generated by the local telephone carriers and the collected funds are remitted to the Company, which in turn remits these funds, net of fees, to its billing customers. The Company records a trade accounts receivable and operating revenue for fees charged for its billing services. When the customer's receivables are collected by the Company from the local telephone carriers, the Company's trade receivables are reduced by the amount corresponding to the Company's processing fees and the remaining funds are recorded as an accounts payable to billing customers.

SOFTWARE SERVICES

         Through its subsidiary, Aptis, the Company develops, licenses and supports convergent billing systems for telecommunications and Internet service providers and provides direct billing outsourcing services. In addition to license and maintenance fees charged by the Company for the use of its billing software applications, fees are also charged on a time and materials basis for software customization and professional services. Processing fees for direct billing services provided through the Company's service bureau are assessed to customers based on volume. Aptis revenues also include retail sales of computer hardware and third-party software.

PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets, which range from three to ten years. Upon disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in other income (expense) for that period. Expenditures for maintenance and repairs are charged to expense as incurred, and major improvements are capitalized.

OTHER ASSETS

        Other assets include costs incurred to acquire billing agreements with local telephone companies for billing and collection services and other agreements. These costs are being amortized over five to seven years. Other assets also include financing costs related to the issuance of debt, which have been deferred and are amortized over the life of the respective financing agreement, and goodwill and other intangibles related to the acquisition of a software development company (see Note 5). In addition, long-term deposits have been included in other assets.

ACCRUED LIABILITIES

        Accrued liabilities include sales taxes payable on behalf of billing customers of $17,952,000 and $18,866,000 at September 30, 1999 and 1998,
respectively.

        The Company self-insures its medical coverage for employees and dependents up to $40,000 per covered individual and an aggregate annual maximum of $1.0 million. The Company accrues for known claims and an estimate of claims incurred but not reported up to the maximum anticipated cost to the Company. During 1999 and 1998, the Company recognized approximately $1.0 million and $420,000, respectively, in self-insurance expense. The Company's insurer will pay cumulative claims above the attachment limit up to $960,000 lifetime per covered individual. The Company does not believe that claims reported and claims incurred but not reported will exceed the amounts to be covered by the insurer.

COMMON STOCK DIVIDEND

        On January 9, 1998, the Company announced that its Board of Directors declared a one-for-one common stock dividend. The dividend was distributed on January 30, 1998 to stockholders of record on January 20, 1998. No additional proceeds were received on the dividend date and all costs associated with the share dividend were capitalized as a reduction of additional paid-in capital. All share and per share information in the accompanying consolidated financial statements has been adjusted to give retroactive effect to the stock dividend.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair values of the Company's cash and cash equivalents and all other financial instruments have been determined using appropriate valuation methodologies and approximate their related carrying values.

INCOME TAXES

        Deferred tax assets and liabilities are recorded based on enacted income tax rates that are expected to be in effect in the period in which the deferred tax asset or liability is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred tax assets or liabilities. The effects of such adjustments are required to be included in income in the period in which the tax laws or rates are changed.

NET INCOME PER COMMON SHARE

        Earnings per share for all periods have been restated to reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which established standards for computing and presenting earnings per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS were computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS differs from basic EPS due to the assumed conversions of potentially dilutive options and warrants that were outstanding during the period. The effects of potentially dilutive securities are excluded in periods in which a loss is reported because their inclusion would be antidilutive. The following is a reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income:


                                                       FOR THE YEAR ENDED SEPTEMBER 30, 1999
                                                   ---------------------------------------------
                                                      INCOME            SHARES        PER SHARE
                                                   (NUMERATOR)      (DENOMINATOR)       AMOUNT
                                                   -----------       -----------     -----------
BASIC EPS
Net income available to common stockholders        $15,822,000        37,116,000        $ 0.43
                                                                                        ======

EFFECT OF POTENTIALLY DILUTIVE SECURITIES

Stock options                                                            569,000
                                                                     -----------

DILUTED EPS
Net income available to common stockholders
    including assumed conversions                  $15,822,000        37,685,000        $ 0.42
                                                   ===========       ===========        ======



                                                       FOR THE YEAR ENDED SEPTEMBER 30, 1999
                                                   ---------------------------------------------
                                                      INCOME            SHARES        PER SHARE
                                                   (NUMERATOR)      (DENOMINATOR)       AMOUNT
                                                   -----------       -----------     -----------
BASIC EPS
Net income available to common stockholders        $26,703,000        35,844,000        $ 0.74
                                                                                        ======

EFFECT OF POTENTIALLY DILUTIVE SECURITIES
Warrants                                                                  65,000
Stock options                                                          1,579,000
                                                                     -----------

DILUTED EPS
Net income available to common stockholders
    including assumed conversions                  $26,703,000        37,488,000        $ 0.71
                                                   ===========       ===========        ======


                                      A-20

                                                       FOR THE YEAR ENDED SEPTEMBER 30, 1999
                                                   ---------------------------------------------
                                                      INCOME            SHARES        PER SHARE
                                                   (NUMERATOR)      (DENOMINATOR)       AMOUNT
                                                   -----------       -----------     -----------
BASIC EPS
Net income available to common stockholders         $4,238,000        33,525,000       $ 0.13
                                                                                       ======

EFFECT OF POTENTIALLY DILUTIVE SECURITIES
Warrants                                                                 190,000
Stock options                                                          1,377,000
                                                                     -----------

DILUTED EPS
Net income available to common stockholders
    including assumed conversions                   $4,238,000        35,092,000       $ 0.12
                                                    ==========       ===========       ======

        Certain options to purchase 5,534,834 shares of common stock at prices ranging from $5.71 to $29.00 per share were outstanding for a portion of 1999. Certain options to purchase 2,591,500 shares of common stock at prices ranging from $13.00 to $29.00 per share were outstanding for a portion of 1998. These options were not included in the computation of the diluted EPS for 1999 and 1998, respectively, because the options' exercise price was greater than the average market price of the common shares.

NEW ACCOUNTING STANDARDS

        In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application (see Note 14 for related disclosures).

STATEMENTS OF CASH FLOWS

        Cash payments and non-cash activities during the periods indicated were as follows:

                                                    YEAR ENDED SEPTEMBER 30,
                                               ---------------------------------
                                                 1999         1998         1997
                                               -------      -------      -------
                                                    (IN THOUSANDS)
Cash payments for interest ..............      $   306      $   370      $ 1,405
Cash payments for income taxes ..........       11,694        9,587        9,128
Noncash investing and financing
 activities:
 Tax benefit recognized in connection
  with stock option exercises ...........        1,089        8,484        5,765
 Assets acquired in connection with
  acquisition ...........................            0            0       20,512
 Liabilities assumed in connection
  with acquisition ......................            0            0        2,596
 Common stock issued in connection
  with acquisition ......................            0            0        9,466

        For purposes of determining cash flows, the Company considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

NOTE 3. DEBT AND CAPITAL LEASE OBLIGATIONS

        Long-term debt and capital lease obligations is comprised of the following:

                                                      SEPTEMBER 30,
                                                   --------------------
                                                    1999         1998
                                                   ------       -------
                                                      (IN THOUSANDS)
Fixed interest rate term notes................     $    0       $ 3,479

Less - Current portion........................          0        (1,011)
                                                   ------       -------

Long-term debt, less current portion..........     $    0       $ 2,468
                                                   ======       =======


        The Company had various fixed rate term notes with rates ranging from 5.5% to 8.0% due in varying amounts through August 2003. The loans were repaid in full during the year ended September 30, 1999.

        In December 1996, the Company obtained a $50.0 million revolving line of credit facility with certain lenders primarily to draw upon to advance funds to its billing customers prior to collection of the funds from the local telephone companies. This credit facility was originally scheduled to terminate on December 20, 1999, but has been extended until March 20, 2000 (see Note 15). Borrowings under the credit facility are limited to a portion of the Company's eligible receivables. No amounts were borrowed by the Company under its credit facility at either September 30, 1999 or 1998. At September 30, 1999, the amount available under the Company's credit facility was $42.0 million.

        Under the most restrictive terms of the Company's credit agreements, the Company is prohibited from paying dividends on its common stock, is required to comply with certain financial covenants and is subject to certain limitations on the issuance of additional secured debt. The Company was in compliance with all such covenants at September 30, 1999.

NOTE 4. LEASES AND CHARTERS

        The Company leases certain equipment and office space under operating leases and leases a jet airplane under a charter agreement with a company associated with an officer/director of the Company (see Note 12). Rental expense for the years ended September 30, 1999, 1998 and 1997, was $3,918,000, $2,948,000 and $1,880,000, respectively. Future minimum lease payments under non-cancelable operating leases and this charter as of September 30, 1999 are as follows:

                                                                (IN THOUSANDS)
                                                                -------------
Year Ending September 30,
 2000.......................................................       $   4,505
 2001.......................................................           4,183
 2002.......................................................           4,037
 2003.......................................................           3,415
 2004.......................................................           3,178
 Thereafter.................................................           9,127
                                                                   ---------
    Total minimum lease payments............................       $  28,445
                                                                   =========

NOTE 5. ACQUISITIONS

        Effective June 1, 1997, the Company acquired Computer Resources Management, Inc. ("CRM"), a company that develops software systems for the direct billing of telecommunications services. This acquisition has been accounted for as a purchase. Accordingly, the results of operations for CRM have been included in the Company's consolidated financial statements, and the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of calculating net income per common share since the date of acquisition. The following unaudited pro forma information gives effect to the acquisition of CRM as if it had occurred at the beginning of the period presented. The unaudited pro forma information is based on the historical information for the period presented and includes adjustments to reflect the special charge resulting from expensing acquired in-process research and development costs (see Note 6) and the effect on depreciation and amortization expense of recording the fair value of assets acquired. The number of weighted average shares outstanding used in the calculation of the pro forma per share data gives effect to the shares assumed to be issued had the acquisition occurred at the beginning of the period presented.

                                                        YEAR ENDED SEPTEMBER 30,
                                                        ------------------------
                                                                   1997
                                                                ---------
                                                         (IN THOUSANDS, EXCEPT
                                                             PER SHARE DATA)
                                                               (UNAUDITED)

        Operating revenues....................................  $136,980

        Net income............................................    $4,734

        Net income per common share - basic...................     $0.14

        Net income per common share - diluted.................     $0.13

        The pro forma financial information should not be considered indicative of the operating results that would have occurred had the acquisition actually taken place at the beginning of the period specified or that the Company will achieve in the future because, among other things, this information is based on historical rather than prospective information and includes certain assumptions which are subject to change. The unaudited pro forma financial information reflects, in management's opinion, all adjustments necessary to fairly state the pro forma operating results for the period presented to make the unaudited pro forma financial information not misleading.

        An aggregate of $8.5 million cash and 650,000 shares of the Company's common stock were issued in connection with this purchase transaction. The excess of the purchase price over the fair value of net tangible assets acquired was determined through an independent appraisal and amounted to approximately $17.5 million, of which approximately $1.2 million was recorded as goodwill and is being amortized on a straight-line basis over fifteen years. In addition, $13.0 million was recorded as in-process research and development expenses (see
Note 6). The remaining balance was recorded as the purchase price for a customer list and other intangibles, which are being amortized on a straight-line basis over periods ranging from six to twelve years.

        In connection with the acquisition of CRM, the Company acquired certain intangible assets including developed technology, customer relationships and goodwill. In connection with this allocation, $13.0 million was expensed as a charge for the purchase of in-process research and development. In performing this allocation, the Company considered, among other factors, CRM's technology research and development projects in-process at the date of acquisition. With regard to the in-process research and development projects, the Company considered factors such as the stage of development of the technology at the time of acquisition, the importance of each project to the overall development plan, alternative future use of the technology and the projected incremental cash flows from the projects when completed and any associated risks.

        The purchased in-process research and development focused on next generation products. The fair value assigned to these projects was $13.0 million. The research and development projects included: (i) java and internet technologies, (ii) advanced provisioning systems; and (iii) local & convergent billing systems. Due to its specialized nature, the in-process research and development projects had no alternative future use, either for re-deployment elsewhere in the business or in liquidation, in the event the project failed.

        The Income Approach was the primary technique utilized in valuing the purchased research and development. The valuation technique employed in the appraisal was designed to properly reflect all intellectual property rights in the intangible assets, including core technology. The value of the developed technology was derived from direct sales of existing products, including their contribution to in-process research and development. In this way, value was properly attributed to the engineering know-how embedded in the existing product that will be used in developmental products. The appraisal also considered the fact that the existing know-how diminishes in value over time as new technologies are developed and changes in market conditions render current products and methodologies obsolete. The assumptions underlying the cash flow projections used were derived primarily from investment banking reports, historical results, company records and discussions with management.

        Revenue estimates for each in-process project were developed by management and based on an assessment of the industry. Cost of goods sold for each project are expected to be in line with historical results. The Capital Asset Pricing Model was used to determine the cost of capital (discount rate) for CRM's in-process projects. Due to the technological and economic risks associated with the developmental projects, discount rates of 20% to 27.5% were used to discount cash flows from the in-process products. The Company believes that the foregoing assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from projected results. The most significant and uncertain assumptions relating to the in-process projects relate to the projected timing of completion and revenues attributable to each project.

        In September 1998, the Company acquired 22% of the capital stock of PTC for $10 million. PTC is a privately held company located in Princeton, New Jersey specializing in electronic bill publishing over the Internet and advanced payment solutions. Through September 1999, the Company has acquired additional shares of PTC stock, increasing the Company's ownership position to approximately 24% at September 30, 1999. The Company accounts for this investment under the equity method of accounting.

        In connection with the acquisition of the 22% ownership position in PTC, the Company acquired certain intangible assets, including developed technology, customer relationships and goodwill. In connection with this allocation, $2.0 million was expensed as a charge for the purchase of in-process research and development. In performing this allocation, the Company considered, among other factors, PTC's research and development projects in-process at the date of acquisition. With regard to the in-process research and development projects, the Company considered factors such as the stage of development of the technology at the time of acquisition, the importance of each project to the overall development plan, alternative future use of the technology and the projected incremental cash flows from the projects when completed and any associated risks.

        The purchased in-process research and development focused on next generation Internet-based bill publishing and payment systems and solutions. The fair value assigned to these projects was approximately $2.0 million. Due to its specialized nature, the in-process research and development projects had no alternative future use, either for re-deployment elsewhere in the business or in liquidation, in the event the project failed.

        The Income Approach was the primary technique utilized in valuing the purchased research and development. The valuation technique employed in the appraisal was designed to properly reflect all intellectual property rights in the intangible assets, including core technology. The value of the developed technology was derived from direct sales of existing products, including their contribution to in-process research and development. In this way, value was properly attributed to the engineering know-how embedded in the existing product that will be used in developmental products. The appraisal also considered the fact that the existing know-how diminishes in value over time as new technologies are developed and changes in market conditions render current products and methodologies obsolete. The assumptions underlying the cash flow projections used were derived primarily from investment banking reports, historical results, company records and discussions with management.

        Revenue estimates for each in-process project were developed by management and based on an assessment of the industry. Cost of goods sold for each project are expected to be in line with historical results. The Capital Asset Pricing Model was used to determine the cost of capital (discount rate) for PTC's in-process projects. Due to the technological and economic risks associated with the developmental projects, a discount rate of 20% was used to discount cash flows from the in-process projects. The Company believes that the foregoing assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from projected results. The most significant and uncertain assumptions relating to the in-process projects relate to the projected timing of completion and revenues attributable to each project.

        In October 1998, the Company acquired Expansion Systems Corporation ("ESC"), a privately held company headquartered in Glendale, California that develops and markets billing and registration systems to Internet Service Providers ("ISPs") under its flagship products TOTALBILL and INSTANTREG. An aggregate of 170,000 shares of the Company's common stock was issued in connection with this transaction, which has been accounted for as a pooling of interests combination. The consolidated financial statements for periods prior to the combination have not been restated to include the accounts and results of operations of ESC due to the transaction not having a significant impact on the Company's prior period financial position or results of operations as none of ESC's assets, liabilities, revenues, expenses or income (loss) exceeded 2% of the Company's consolidated respective amounts as of or for any of the three years in the period ended September 30, 1998.

        In December 1998, the Company completed the merger of Communications Software Consultants, Inc. ("CommSoft") in consideration of 2,492,759 shares of the Company's common stock. CommSoft was a privately held, international software development and consulting firm specializing in the telecommunications industry. The business combination has been accounted for as a pooling of interests. The consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of CommSoft. The revenues and net income from CommSoft from October 1, 1998 to the date of the merger were approximately $3.8 million and $0.4 million, respectively.

        In July 1999, the Company acquired a 60% equity interest in an Internet company located in Austin, Texas that is developing an Internet-based financial services website focused on the credit union industry and its members. The accounts of this company have been included in the Company's consolidated financial statements since the date of acquisition. Subsequent to September 30, 1999, the Company acquired the remaining 40% of this company through a related acquisition (see Note 15).

NOTE 6. SPECIAL CHARGES

        During the third and fourth quarter of fiscal 1999, the Company recognized special charges in the amount of $1.5 million. These charges relate to professional services expenses incurred in contemplation of a proposed separation of the Company's LEC Billing and Software businesses into two separate public companies. The proposed separation was discontinued in the fourth quarter of fiscal 1999.

        During the fourth quarter of fiscal 1998, the Company recognized special charges in the amount of $2.0 million. The $2.0 million charge represented the in-process research and development costs acquired in connection with the acquisition of 22% of the capital stock of PTC (see Note 5). At the date of acquisition, the technological feasibility of the acquired technology had not yet been established, and the technology had no future alternative uses.

        During the third quarter of fiscal 1997, the Company recognized special charges in the amount of $21.3 million. The $21.3 million charge included in-process research and development costs of $13.0 million acquired in connection with the acquisition of CRM (see Note 5). At the date of acquisition, the technological feasibility of the acquired technology had not yet been established, and the technology had no future alternative uses. The remaining $8.3 million charge represented accumulated costs associated with the development of a direct billing system for a service bureau operation. This development was abandoned by the Company.

NOTE 7. SHARE CAPITAL

        On July 10, 1996, the Company, upon authorization by its Board of Directors, adopted a Shareholder Rights Plan ("Rights Plan") and declared a dividend of one preferred share purchase right on each share of its outstanding common stock. The rights will become exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. These rights, which expire on July 10, 2006, entitle stockholders to buy one ten-thousandth of a share of a new series of participating preferred shares at a purchase price of $130 per one ten-thousandth of a preferred share. The Rights Plan was designed to ensure that stockholders receive fair and equal treatment in the event of any proposed takeover of the Company.

        No cash dividends were paid on the Company's common stock during fiscal 1999, 1998 or 1997.

NOTE 8. STOCK OPTIONS AND STOCK PURCHASE WARRANTS

        The Company has adopted the BCC 1996 Employee Comprehensive Stock Plan ("Comprehensive Plan") and the BCC 1996 Non-Employee Director Plan ("Director Plan") under which officers and employees, and non-employee directors, respectively, of the Company and its affiliates are eligible to receive stock option grants. Employees of the Company also are eligible to receive restricted stock grants under the Comprehensive Plan. The Company has reserved 14,500,000 and 1,300,000 shares of its common stock for issuance pursuant to the Comprehensive Plan and Director Plan, respectively. Under each plan, options vest and expire pursuant to individual award agreements; however, the expiration date of unexercised options may not exceed ten years from the date of grant under the Comprehensive Plan and five and seven years for automatic and discretionary grants, respectively, under the Director Plan.

Option activity for the years ended September 30, 1999, 1998 and 1997 is summarized as follows:

                                                     NUMBER     WEIGHTED AVERAGE
                                                   OF SHARES     EXERCISE PRICE
                                                  -----------   ----------------
Outstanding, September 30, 1996................    4,715,759        $ 5.19
  Granted......................................    2,597,934        $15.72
  Canceled.....................................     (180,314)       $ 6.99
  Exercised....................................   (1,443,192)       $ 3.98
                                                  ----------
Outstanding, September 30, 1997................    5,690,187        $10.27
  Granted......................................    2,049,821        $10.65
  Canceled.....................................     (234,051)       $17.01
  Exercised....................................   (1,506,283)       $ 4.96
                                                  ----------
Outstanding, September 30, 1998................    5,999,674        $11.46
  Granted......................................    3,069,139        $ 6.18
  Canceled.....................................     (620,001)       $15.72
  Exercised....................................     (467,643)       $10.33
                                                  ----------
Outstanding, September 30, 1999................    7,981,169        $ 9.53
                                                  ==========

        At September 30, 1999, 1998 and 1997, stock options to purchase an aggregate of 3,273,766, 2,068,374 and 2,050,366 shares were exercisable and had weighted average exercise prices of $10.89, $10.29 and $5.99 per share, respectively.

        Stock options outstanding and exercisable at September 30, 1999, were as follows:


                             OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
        ----------------------------------------------------------------   ----------------------------
           RANGE OF                     WEIGHTED AVERAGE     WEIGHTED                       WEIGHTED
           EXERCISE          NUMBER        REMAINING         AVERAGE          NUMBER        AVERAGE
            PRICES         OUTSTANDING    LIFE (YEARS)    EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
        --------------     -----------    ------------    --------------   -----------   --------------
        $ 1.98 - $ 6.95     2,466,374          6.5            $ 4.44           409,624        $ 4.10
        $ 8.06 - $ 9.97     2,875,629          4.5            $ 8.40         1,616,638        $ 8.16
        $10.19 - $16.84     2,599,166          4.2            $15.35         1,215,836        $16.53
        $17.44 - $29.00        40,000          4.3            $26.11            31,668        $21.56
                            ---------                                        ---------

                            7,981,169          5.0            $ 9.53         3,273,766        $10.89
                            =========                                        =========

        The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," but has elected to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans as allowed under SFAS No. 123. Accordingly, the Company has not recognized compensation expense for stock options granted where the exercise price is equal to the market price of the underlying stock at the date of the grant. During fiscal 1999, 1998 and 1997, the Company recognized $255,000, $726,000 and $540,000, respectively, of compensation expense for options granted below the market price of the underlying stock on such measurement date. In addition, in accordance with the provisions of APB Opinion No. 25, the Company has not recognized compensation expense for employee stock purchases under the Billing Concepts Corp. Employee Stock Purchase Plan ("ESPP").

        Had compensation expense for the Company's stock options granted and ESPP purchases in 1999, 1998 and 1997 been determined based on the fair value at the grant dates consistent with the methodology of SFAS No. 123, pro forma net income and net income per common share would have been as follows (in thousands, except per share amounts):

                                                                YEAR ENDED SEPTEMBER 30,
                                                           --------------------------------
                                                             1999         1998         1997
                                                           -------      -------      ------
               Pro forma net income .................      $12,146      $23,533      $2,699

               Pro forma net income per common share:
                    Basic ...........................      $  0.33      $  0.66      $ 0.08
                    Diluted .........................      $  0.32      $  0.63      $ 0.08

        The fair value for these options was estimated at the respective grant dates using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                            ----------------------------------
                                                              1999         1998          1997
                                                            -------      -------       -------
               Expected volatility ....................         66%          25%           24%
               Expected dividend yield.................          0%           0%            0%
               Expected life ..........................   2.5 years    2.5 years     2.4 years
               Risk-free interest rate.................       5.35%        5.21%         6.05%

        The weighted average fair value and weighted average exercise price, respectively, of options granted where the exercise price was equal to the market price of the underlying stock at the grant date were $3.56 and $6.18 for the year ended September 30, 1999, $2.29 and $10.65 for the year ended September 30, 1998, and $3.55 and $16.21 for the year ended September 30, 1997. The weighted average fair value and weighted average exercise price of options granted during the year ended September 30, 1997 where the exercise price was below the market price of the underlying stock at the grant date were $4.48 and $13.00, respectively. For purposes of the pro forma disclosures, the estimated fair value of options is amortized to pro forma compensation expense over the options' vesting periods.

        Warrants to purchase 201,252 and 175,354 shares of common stock were exercised in fiscal 1998 and 1997, respectively. There were no warrants exercised in fiscal 1999 and no warrants outstanding at September 30, 1999.

NOTE 9. INCOME TAXES

        The provision (benefit) for income taxes is comprised of the following:


                                        YEAR ENDED SEPTEMBER 30,
                                  -------------------------------------
                                    1999          1998           1997
                                  --------      --------       --------
                                              (IN THOUSANDS)
Federal:
Current...................        $12,346       $ 15,625       $  9,696
Deferred..................         (1,777)           907           (146)
                                  --------      --------       --------
                                  $10,569       $ 16,532       $  9,550
                                  =======       ========       ========

State:
Current...................        $ 1,010       $  1,463       $  1,090
                                  =======       ========       ========


Total:
Current...................        $13,356       $ 17,088       $ 10,786
Deferred..................         (1,777)           907           (146)
                                  --------      --------       --------
                                  $11,579       $ 17,995       $ 10,640
                                  =======       ========       ========


        The provision for income taxes for fiscal 1999, 1998 and 1997 differs from the amount computed by applying the statutory federal income tax rate of 35% to income before provision for income taxes. The reasons for these differences were as follows:

                                                              YEAR ENDED SEPTEMBER 30,
                                                         ---------------------------------
                                                           1999         1998         1997
                                                         --------     --------     -------
                                                                   (IN THOUSANDS)
Computed income tax provision at statutory rate......    $  9,590     $ 15,644     $ 5,207
Increases in taxes resulting from:
 Nondeductible research and development expenses.....           0          700       4,536
 Nondeductible losses in equity investees............         819            0           0
 State income taxes, net of federal benefit..........         657          951         709
 Other, net..........................................         513          700         188
                                                         --------     --------     -------

Provision for income taxes...........................    $ 11,579     $ 17,995     $10,640
                                                         ========     ========     =======

        The tax effect of significant temporary differences, which comprise the deferred tax assets and liabilities, are as follows:

                                                         SEPTEMBER 30,
                                                    ----------------------
                                                      1999           1998
                                                    -------        -------
                                                       (IN THOUSANDS)
     Deferred tax assets:
       Expense provisions ...................       $   267        $   123
     Deferred tax liabilities:
       Acquisition of nondeductible
         intangibles ........................        (1,351)        (1,680)
       Revenue recognition differences ......          (460)          (374)
       Bad debt tax write-off provisions ....             0         (1,018)
       Tax depreciation and amortization
         in excess of book ..................          (427)             0
                                                    -------        -------

     Total deferred tax liabilities .........        (2,238)        (3,072)
                                                    -------        -------

     Net deferred tax liability .............       $(1,971)       $(2,949)
                                                    =======        =======

NOTE 10. BENEFIT PLANS

        Participation in the Billing Concepts Corp. 401(k) Retirement Plan ("Retirement Plan") is offered to eligible employees of the Company. Generally, all employees of the Company who are 21 years of age or older and who have completed six months of service during which they worked at least 500 hours were eligible for participation in the Retirement Plan. The Retirement Plan is a defined contribution plan which provides that participants generally may make voluntary salary deferral contributions, on a pretax basis, of between 1% and 15% of their compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments. The Company makes matching contributions as a percentage determined annually of the first 6% of a participant's compensation contributed as salary deferral. The Company may make additional discretionary contributions. No discretionary contributions were made in fiscal 1999, 1998 or 1997. During fiscal 1999, 1998 and 1997, the Company's matching contributions totaled approximately $635,000, $392,000 and $186,000, respectively.

        The Billing Concepts Corp. Employee Stock Purchase Plan ("ESPP"), which was established under the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, is offered to eligible employees of the Company. The Company has reserved 2,000,000 shares of its common stock for issuance pursuant to the ESPP. The ESPP enables employees who have completed at least six months of continuous service with the Company to purchase shares of BCC's common stock at a 15% discount through voluntary payroll deductions. The purchase price is the lesser of 85% of the closing price of the common stock on the opening date of each participation period or 85% of the closing price of the common stock on the ending date of each participation period. The Company issued 41,326 and 56,360 shares of its common stock in January and July 1999 pursuant to the ESPP at purchase prices of $8.55 and $6.06, respectively. The Company issued 14,659 and 27,561 shares of its common stock in January and July 1998 pursuant to the ESPP at purchase prices of $15.99 and $11.32, respectively. The Company issued 19,504 and 15,704 shares of its common stock in February and August 1997 pursuant to the ESPP at purchase prices of $9.03 and $12.43, respectively.

NOTE 11. COMMITMENTS AND CONTINGENCIES

        A lawsuit was filed on December 31, 1998, in the United States District Court in San Antonio, Texas by an alleged stockholder of the Company against the Company and various of its officers and directors, alleging unspecified damages as a result of alleged false statements in various press releases prior to November 19, 1998. In September 1999, the U.S. District Court for the Western District of Texas entered an order and judgment dismissing the plaintiff's lawsuit. The plaintiff noticed an appeal of that decision on September 29, 1999. Although no assurances can be given, the Company believes it has meritorious defenses to this action and intends to defend itself vigorously.

        The Company had a $1.0 million default judgment entered against it in September 1999 as a result of a garnishment action in Wisconsin state court. The Company was not alleged to have done anything wrong, and its liability is based solely on a failure by former in-house counsel to timely answer the garnishment lawsuit. The underlying judgment was against a former customer of the Company. The class plaintiff's attempt to collect that judgment through moneys held by the Company on behalf of its former customer gave rise to the garnishment action against the Company. The Company entered into a Stipulation of Settlement in this matter which will require a minimum final settlement amount of $0.8 million. During 1999, the Company recorded a charge that it believes is adequate for the final settlement.

        The Company is cooperating with the Federal Trade Commission's ("FTC") Bureau of Consumer Protection ("BCP") regarding BCP staff requests for industry and customer specific information from the Company relating primarily to the alleged cramming of charges for non-regulated telecommunication services by certain of its customers. Cramming is the addition of charges to a telephone bill for programs, products or services the consumer did not knowingly authorize. In connection with the Company's responses to the ongoing informational requests, the BCP staff has proposed a complaint against the Company. The BCP staff alleges that it can impose a variety of civil remedies on the Company, including consumer redress or other equitable relief as well as restrictions on the way the Company processes charges for enhanced services. The Company disputes the BCP staff's alleged basis for liability and is reviewing the BCP staff's allegations to ensure that corrective action has already been taken. Billing Concepts has and will continue to cooperate and engage the BCP staff in good faith negotiations. The Company is unable to predict what action, if any, the FTC will take regarding the BCP staff's proposed complaint or what, if any, financial impact would result.

        The Company is involved in various other claims, legal actions and regulatory proceedings arising in the ordinary course of business. The Company believes it is unlikely that the final outcome of any of the claims, litigation or proceedings to which the Company is a party, including those described above, will have a material adverse effect on the Company's financial position or results of operations; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company's results of operations for the fiscal period in which such resolution occurs.

        The Company is obligated to pay certain local telephone companies a total of approximately $5.2 million, $3.4 million and $0.9 million during fiscal 2000, 2001 and 2002, respectively, for future minimum usage charges under billing and collection agreements that, unless automatically renewed, expire at varying dates through the end of fiscal 2002. The billing and collection agreements do not provide for any penalties other than payment of the obligation should the usage levels not be met. The Company has met all such volume commitments in the past and anticipates exceeding the future minimum usage volumes with all of these vendors.

NOTE 12. RELATED PARTIES

        The Company and USLD shared a common individual on their respective boards of directors through June 2, 1997. Therefore, USLD was considered a related party for purposes of financial disclosure through this date. The Company provided billing and information management services for USLD and purchased telecommunications services from USLD. Transactions under the agreements for these services have been reflected in the accompanying consolidated financial statements at market prices. Related party transactions between the Company and USLD are summarized as follows:

                                            YEAR ENDED SEPTEMBER 30,
                                            ------------------------
                                             1999     1998     1997
                                             ----     ----     ----
                                                 (IN THOUSANDS)
Sales to USLD ............................    $0       $0     $3,166
Purchases from USLD.......................     0        0      1,705

        From time to time, the Company has made advances to or was owed amounts from certain officers of the Company. The highest aggregate amount outstanding of advances to officers during the years ended September 30, 1999 and 1998 was $250,000. The Company had a $69,000 note receivable bearing interest at 7.0% from an officer of the Company at September 30, 1999. The Company had a $250,000 note receivable bearing interest at 7.50% from an officer of the Company at September 30, 1998.

        The Company charters a jet airplane from a company associated with an officer/director of the Company. Under the terms of the charter agreement, the Company is obligated to pay annual minimum fees of $500,000 over the five years ending March 31, 2003 for such charter services. Such amounts have been included in the future minimum operating lease and charter payments in Note 4. During the years ended September 30, 1999 and 1998, the Company paid approximately $727,000 and $278,000, respectively, in fees related to this agreement.

        During 1999, the Company entered into an agreement to guarantee the terms of a lease of PTC (see Note 5) for office space in Princeton, New Jersey. The terms of the lease require aggregate payments of approximately $11.8 million through December 2009. The Company does not believe it is probable that the lease guarantee will be exercised.

NOTE 13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        In thousands, except per share amounts


                                                              QUARTER ENDED
                                         ---------------------------------------------------------
                                         SEPTEMBER 30,    JUNE 30,      MARCH 31,     DECEMBER 31,
                                             1999           1999           1999           1998
                                         -------------   -----------   ------------  --------------
Operating revenues ..................      $44,185        $43,392        $45,818        $47,929
Income from operations ..............        2,214          2,851          8,577          9,877
Net income ..........................          680          2,287          5,851          7,004
Net income per common share - basic .      $  0.02        $  0.06        $  0.16        $  0.19
Net income per common share - diluted      $  0.02        $  0.06        $  0.16        $  0.19


                                                              QUARTER ENDED
                                         ----------------------------------------------------------
                                         SEPTEMBER 30,    JUNE 30,      MARCH 31,     DECEMBER 31,
                                             1999           1999           1999           1998
                                         -------------   ----------   ------------   --------------
Operating revenues ..................      $47,457        $43,538        $44,167        $40,861
Income from operations ..............        8,704          9,468         11,369         10,725
Net income ..........................        5,567          6,700          7,431          7,005
Net income per common share - basic .      $  0.15        $  0.19        $  0.21        $  0.20
Net income per common share - diluted      $  0.15        $  0.18        $  0.20        $  0.19

         Share data has been restated to give effect to the one-for-one common stock dividend that was distributed on January 30, 1998 to stockholders of record on January 20, 1998 (see Note 2).

NOTE 14. BUSINESS SEGMENTS

        The Company conducts operations in three principal segments - LEC Billing ("Billing"), Software and Internet.

        The Company's LEC Billing segment provides billing clearinghouse and information management in the United States to the telecommunications industry. In general, Billing offers four types of LEC billing services under different billing and collection agreements with the local telephone companies. First, the Company performs the billing of "1+" long distance telephone calls to individual residential customers and small commercial accounts. Second, the Company offers LEC billing services to customers providing operator services largely to the hospitality, penal and private pay telephone industries. Third, the Company performs enhanced LEC billing services whereby it bills nonregulated telecommunications products and services. Finally, in addition to its full-service LEC billing product, Billing also offers billing management services to customers who have their own billing and collection agreements with the local telephone companies.

        Through its Aptis Software segment, the Company develops, licenses and supports convergent billing and customer care systems for telecommunications and Internet service providers and provides direct billing outsourcing services. Aptis' convergent billing platform has the capability to produce a single convergent bill whereby multiple services and products can be billed directly to the end user under one, unified billing statement. In addition to its software products, a full range of professional services are also available through the Company. The services that are offered include consulting, development and systems operations services centered on the Internet and communications industry and its software products. Aptis also provides ongoing support, maintenance and training related to customers' billing and customer care systems. Aptis is also a reseller of IBM AS/400 hardware that is used as the hardware platform to host certain Aptis software applications.

        The Company's Internet segment provides Internet-based automated loan approval products to the financial services industries. The Company's Internet operations are also currently developing an Internet-based financial services website focused on the credit union industry and its members. The Company also has an approximately 24% equity interest in PTC, a privately held company specializing in comprehensive electronic bill presentment and payment services via the Internet to financial institutions and large businesses.

        Included in Corporate Overhead are general corporate expenses that have not been charged to the operating segments as well as unallocated fixed assets.

        Information as to the operations of the Company in different business segments is set forth below based on the nature of the products and services offered. The Company evaluates performance based on several factors, of which the primary financial measures are segment revenues and operating income. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies (see note 2).

                                                           FOR THE YEAR ENDED SEPTEMBER 30,
                                                     -----------------------------------------
                                                        1999            1998            1997
                                                     ---------       ---------       ---------
Operating revenues
    LEC Billing ...............................      $ 135,403       $ 147,542       $ 120,451
    Software ..................................         45,921          28,481          11,786
                                                     ---------       ---------       ---------
       Total operating revenues ...............      $ 181,324       $  76,023       $ 132,237
Income (loss) from operations
    LEC Billing ...............................      $  33,824       $  49,867       $  42,361
    Software ..................................          5,806           4,080         (20,005)
    Internet ..................................           (532)         (2,000)              0
    Corporate Overhead ........................        (15,577)        (11,681)         (8,071)
                                                     ---------       ---------       ---------
       Total income from operations ...........      $  23,521       $  40,266       $  14,285
Income before provision for income taxes
    Income from operations ....................      $  23,521       $  40,266       $  14,285
    Interest income (expense), net ............          5,789           4,191             461
    Equity in net loss of investee ............         (1,809)              0               0
    Other .....................................           (100)            241             132
                                                     ---------       ---------       ---------
       Income before provision for income taxes      $  27,401       $  44,698       $  14,878
Interest income (expense), net
    LEC Billing ...............................      $   5,779       $   4,361       $     554
    Software ..................................             26             (66)             40
    Corporate Overhead ........................            (16)           (104)           (133)
                                                     ---------       ---------       ---------
       Total interest income (expense), net ...      $   5,789       $   4,191       $     461
Depreciation and amortization
    LEC Billing ...............................      $   5,170       $   3,999       $   2,292
    Software ..................................          2,168           1,380             494
    Corporate Overhead ........................          1,991           1,719           1,281
                                                     ---------       ---------       ---------
       Total depreciation and amortization ....      $   9,329       $   7,098       $   4,067
Total assets
    LEC Billing ...............................      $ 204,462       $ 226,941       $ 146,896
    Software ..................................         30,511          18,228          12,657
    Internet ..................................          7,791           8,000               0
    Corporate Overhead ........................         12,315          13,444          11,734
                                                     ---------       ---------       ---------
  Total assets ................................      $ 255,079       $ 266,613       $ 171,287

NOTE 15. SUBSEQUENT EVENTS (UNAUDITED)

        In November 1999, the Company completed the acquisition of FIData, Inc., a company located in San Antonio, Texas that provides Internet-based automated loan approval products to the financial services industries. In conjunction with the FIData transaction, the Company also completed the acquisition of the remaining 40% of an Internet company located in Austin, Texas that is developing an Internet-based financial services website focused on the credit union industry and its members (see Note 5). The total consideration for these acquisitions is approximately $4.0 million in cash, 1,100,000 shares of the Company's common stock and debt assumption of $0.9 million.

        During the first quarter of fiscal 2000, the Company signed an agreement to increase its ownership in PTC to 27% with an additional $2.6 million equity investment (see Note 5).

        In November 1999, the Company signed an agreement to lease approximately 75,000 square feet of office space in Austin, Texas that will eventually serve as the headquarters for the Company's Software operations. This lease expires in 2010 and has certain renewal options. Under the terms of the lease agreement, the Company is obligated to pay an aggregate minimum rent of $13.5 million over the original term of the lease.

        In December 1999, the Company's current credit facility that was originally scheduled to terminate on December 20, 1999 was extended until March 20, 2000 (see Note 3). Management is currently in negotiations with its lenders to renew the line of credit and expects that the credit facility will be further renewed with similar or more favorable terms.

                             BILLING CONCEPTS CORP.

           PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- MARCH 22, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.

    The undersigned stockholder(s) of Billing Concepts Corp. (the "Company") hereby appoint(s) Parris H. Holmes, Jr. and
David P. Tusa, or each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, March 22, 2000, at 9:30 a.m., Central Standard Time, at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

1.  ELECTION OF DIRECTORS

[ ] FOR both the nominees listed below   [ ] WITHHOLD AUTHORITY to vote for both
   (EXCEPT AS MARKED TO THE CONTRARY         nominees listed below
    BELOW)

  2003 CLASS -- TERM EXPIRING AT 2003 ANNUAL MEETING:  THOMAS G. LOEFFLER
                                                       JAMES E. SOWELL

INSTRUCTION: To withhold authority to vote for either individual nominee, write that nominee's name on the line provided:
________________________________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000

                [ ]FOR          [ ]AGAINST          [ ]ABSTAIN
            (CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE)
                          (CONTINUED FROM OTHER SIDE)

3. To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof

                [ ]FOR          [ ]AGAINST          [ ]ABSTAIN

   The above items of business are more particularly described in the Proxy Statement dated February 4, 2000, relating to such meeting, receipt of which is hereby acknowledged.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS UNDER PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE
MEETING.                                  ______________________________________
                                          ______________________________________
                                               Signature(s) of Stockholder(s)
                                          Please sign your name exactly as it
                                          appears hereon. Joint owners must each
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give your full title
                                          as it appears hereon.

                                          Dated ________________________ , 2000